                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-61437
PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 26, 1998)

                              U.S. $1,350,000,000
                        THE BEAR STEARNS COMPANIES INC.
                 U.S. $500,000,000 6.45% GLOBAL NOTES DUE 2002
             U.S. $600,000,000 FLOATING RATE GLOBAL NOTES DUE 2001
             U.S. $250,000,000 FLOATING RATE GLOBAL NOTES DUE 2002

SET FORTH BELOW IS A SUMMARY OF THE TERMS OF THE NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. FOR MORE DETAIL, SEE "DESCRIPTION OF THE NOTES."

-  GLOBAL OFFERING
 We are offering the Notes in the United States and in parts of Europe and Asia where it is legal to offer the Notes.

-  INTEREST
 The Fixed Rate Notes have a fixed annual rate of 6.45%, which will be paid every six months on February 1 and August 1. The Floating Rate Notes due 2001 have a floating annual rate of three-month LIBOR plus 0.25% and the Floating Rate Notes due 2002 have a floating annual rate of three-month LIBOR plus 0.375%, each of which will be paid every three months on February 1, May 1, August 1, and November 1.

-  MATURITY
 The Fixed Rate Notes will mature on August 1, 2002. The Floating Rate Notes due 2001 will mature on August 1, 2001 and the Floating Rate Notes due 2002 will mature on August 1, 2002.

-  RANKING
 The Notes will be our unsecured senior debt and will rank equally with all of our other unsecured and unsubordinated debt.

-  REDEMPTION
 The Notes are only redeemable prior to maturity if certain events involving U.S. taxation occur.

-  NO SINKING FUND
 The Notes will not be subject to any sinking fund.

-  BOOK-ENTRY NOTES
 The Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company.

-  LISTING
 We will make application to the London Stock Exchange Limited to admit the Notes to its Official List.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                PER FLOATING                      PER FLOATING
                                             PER FIXED RATE                      RATE NOTE                         RATE NOTE
                                                  NOTE            TOTAL           DUE 2001          TOTAL           DUE 2002
                                             --------------  ----------------  --------------  ----------------  --------------
Total Public Offering Price................         99.701%  $    498,505,000         99.904%  $    599,424,000         99.819%
Underwriting Discounts and Commissions.....          0.225%  $      1,125,000          0.150%  $        900,000          0.175%
Proceeds, before Expenses, to Issuer.......         99.476%  $    497,380,000         99.754%  $    598,524,000         99.644%


                                                  TOTAL
                                             ----------------
Total Public Offering Price................  $    249,547,500
Underwriting Discounts and Commissions.....  $        437,500
Proceeds, before Expenses, to Issuer.......  $    249,110,000

Bear, Stearns & Co. Inc. is the Global Coordinator for the offering of the Notes. The Underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company, Cedelbank and Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system, against payment on or about July 29, 1999.

After this offering is complete, the Underwriters may use this prospectus supplement and the accompanying prospectus in connection with market-making transactions at negotiated prices related to the prevailing market prices at the time of sale. The Underwriters may act as principal or agent in these transactions.
                           --------------------------

                   THE UNDERWRITERS FOR THE FIXED RATE NOTES

                            BEAR, STEARNS & CO. INC.

BANC OF AMERICA SECURITIES LLC                             CHASE SECURITIES INC.
                         BANC ONE CAPITAL MARKETS, INC.

LEHMAN BROTHERS               SALOMON SMITH BARNEY       WARBURG DILLON READ LLC
                           --------------------------

             THE UNDERWRITERS FOR THE FLOATING RATE NOTES DUE 2001

                            BEAR, STEARNS & CO. INC.

ABN AMRO                   DRESDNER KLEINWORT BENSON                 FORTIS BANK

ING BARINGS / BBL                           WESTDEUTSCHE LANDESBANK GIROZENTRALE
                           --------------------------

              THE UNDERWRITER FOR THE FLOATING RATE NOTES DUE 2002

                            BEAR, STEARNS & CO. INC.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 22, 1999.

    OFFERS AND SALES OF THE NOTES ARE SUBJECT TO RESTRICTIONS IN CERTAIN JURISDICTIONS. IN PARTICULAR, THERE ARE RESTRICTIONS ON THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OFFER OR SALE OF THE NOTES IN THE UNITED KINGDOM, AND DETAILS OF THESE RESTRICTIONS ARE SET OUT IN "UNDERWRITING" IN THIS PROSPECTUS SUPPLEMENT. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OFFER OR SALE OF THE NOTES IN CERTAIN OTHER JURISDICTIONS MAY BE RESTRICTED BY LAW. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR ANY NOTES MUST INFORM THEMSELVES ABOUT AND OBSERVE ANY APPLICABLE RESTRICTIONS ON THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OFFER AND SALE OF THE NOTES.

    WE ACCEPT RESPONSIBILITY FOR THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. TO THE BEST OF OUR KNOWLEDGE AND BELIEF (HAVING TAKEN ALL REASONABLE CARE TO ENSURE THAT SUCH IS THE CASE) THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS IN ACCORDANCE WITH THE FACTS AND DOES NOT OMIT ANYTHING LIKELY TO AFFECT THE IMPORT OF THE INFORMATION.

    YOU MUST READ THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AS ONE ALONG WITH ALL THE DOCUMENTS WHICH ARE DEEMED TO BE INCORPORATED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BY REFERENCE (SEE "WHERE YOU CAN FIND MORE INFORMATION"). THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MUST BE READ AND CONSTRUED ON THE BASIS THAT THE INCORPORATED DOCUMENTS ARE SO INCORPORATED AND FORM PART OF THIS DOCUMENT, EXCEPT AS SPECIFIED IN THIS DOCUMENT.

    WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

    IN ORDER TO FACILITATE THE OFFERING OF THE NOTES, BEAR STEARNS, IN ITS CAPACITY AS GLOBAL COORDINATOR OF THE OFFERING OF THE NOTES, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL WHICH MIGHT NOT OTHERWISE PREVAIL IN THE OPEN MARKET. SPECIFICALLY, BEAR STEARNS, ON BEHALF OF THE UNDERWRITERS, MAY OVER-ALLOT OR OTHERWISE CREATE A SHORT POSITION IN THE NOTES FOR THE ACCOUNT OF THE UNDERWRITERS BY SELLING MORE NOTES THAN HAVE BEEN SOLD TO THEM BY US. BEAR STEARNS, ON BEHALF OF THE UNDERWRITERS, MAY ELECT TO COVER ANY SUCH SHORT POSITION BY PURCHASING NOTES IN THE OPEN MARKET. IN ADDITION, BEAR STEARNS, ON BEHALF OF THE UNDERWRITERS, MAY STABILIZE OR MAINTAIN THE PRICE OF THE NOTES BY BIDDING FOR OR PURCHASING NOTES IN THE OPEN MARKET AND MAY IMPOSE PENALTY BIDS, UNDER WHICH SELLING CONCESSIONS ALLOWED TO SYNDICATE MEMBERS OR OTHER BROKER-DEALERS PARTICIPATING IN THE OFFERING ARE RECLAIMED IF NOTES PREVIOUSLY DISTRIBUTED IN THE OFFERING ARE REPURCHASED IN CONNECTION WITH STABILIZATION TRANSACTIONS OR OTHERWISE. THE EFFECT OF THESE TRANSACTIONS MAY BE TO STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. THE IMPOSITION OF A PENALTY BID MAY ALSO AFFECT THE PRICE OF THE NOTES TO THE EXTENT THAT IT DISCOURAGES RESALES OF NOTES. NO REPRESENTATION IS MADE AS TO THE MAGNITUDE OR EFFECT OF ANY SUCH STABILIZATION OR OTHER TRANSACTIONS. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDE AND INCORPORATE BY REFERENCE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LAWS. ALL STATEMENTS REGARDING OUR EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ALSO INCLUDE REPRESENTATIONS OF OUR EXPECTATIONS OR BELIEFS CONCERNING FUTURE EVENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THOSE ASSOCIATED WITH THE EFFECT OF INTERNATIONAL, NATIONAL AND REGIONAL ECONOMIC CONDITIONS AND THE PERFORMANCE OF BEAR STEARNS' AND BSSC'S PRODUCTS WITHIN THE PREVAILING ECONOMIC ENVIRONMENT. ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN THOSE FORWARD-LOOKING STATEMENTS ARE REASONABLE, THOSE EXPECTATIONS MAY PROVE TO BE INCORRECT. CAUTIONARY STATEMENTS DESCRIBING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM OUR EXPECTATIONS ARE DISCLOSED IN THIS PROSPECTUS SUPPLEMENT ALONG WITH THE FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY SUCH CAUTIONARY STATEMENTS. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THE DOCUMENT IN WHICH THEY ARE MADE. WE DISCLAIM ANY OBLIGATION OR UNDERTAKING TO PROVIDE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT TO REFLECT ANY CHANGE IN OUR EXPECTATIONS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH THE FORWARD-LOOKING STATEMENT IS BASED.

                              CERTAIN DEFINITIONS

    Unless otherwise stated in this prospectus supplement:

    - the "Company," "we," "us" and "our" refer to The Bear Stearns Companies Inc. and its subsidiaries;

    - "Bear Stearns" refers to Bear, Stearns & Co. Inc.;

    - "BSSC" refers to Bear, Stearns Securities Corp.;

    - "BSIL" refers to Bear, Stearns International Limited; and

    - "U.S. dollars," "dollars," "U.S. $" and "$" refer to the lawful currency of the United States of America.

    - "Fixed Rate Notes" refers to the 6.45% Global Notes due 2002 offered by this prospectus supplement and the accompanying prospectus.

    - "Floating Rate Notes" refers to the Floating Rate Global Notes due 2001 and the Floating Rate Global Notes due 2002 offered by this prospectus supplement and the accompanying prospectus.

    - "Notes" refers to the Fixed Rate Notes and the Floating Rate Notes collectively.

    Other capitalized terms that are used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus.

    Bear Stearns, BSSC and BSIL are subsidiaries of The Bear Stearns Companies Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission. You may read and copy any document the Company files at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048, U.S.A. and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Copies of these reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, U.S.A.

    The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

    The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 1-8989) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering of the Notes are incorporated by reference:

    (i) the Annual Report on Form 10-K (including the portions of our Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended June 30, 1998;

    (ii) the Quarterly Reports on Form 10-Q for the quarterly periods ended September 25, 1998, December 31, 1998 and March 26, 1999 and the Quarterly Report on Form 10-Q/A for the quarterly period ended December 31, 1998; and

    (iii) the Current Reports on Form 8-K dated July 21, 1998, August 26, 1998, October 14, 1998, October 30, 1998, December 9, 1998, December 16, 1998,
       December 21, 1998, January 19, 1999, January 20, 1999, February 23, 1999,
       April 12, 1999, April 14, 1999, June 28, 1999 and July 21, 1999.

    We will provide to you without charge, a copy of any or all documents incorporated by reference into this prospectus supplement except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). You may request copies by writing or telephoning us at the Corporate Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167, U.S.A.; telephone number (212) 272-2000. In addition, once the Notes are listed on the London Stock Exchange Limited, these documents will be available from BSIL in its capacity as listing agent for the Notes at its principal office at One Canada Square, London E14 5AD, England.

                            SUMMARY OF THE OFFERING

ISSUER..........................  The Bear Stearns Companies Inc.

SECURITIES OFFERED..............  U.S. $500,000,000 aggregate principal amount of 6.45%
                                  Global Notes due 2002; U.S. $600,000,000 aggregate
                                  principal amount of Floating Rate Global Notes due 2001
                                  and U.S. $250,000,000 aggregate principal amount of
                                  Floating Rate Global Notes due 2002.

SPECIFIED CURRENCY..............  The Notes will be denominated in U.S. dollars and all payments on the Notes will be made in U.S. dollars.

OFFERING PRICE..................  The Fixed Rate Notes are being offered at a price of
                                  99.701% of par; the Floating Rate Notes due 2001 are being offered at a price of 99.904% of par and the Floating Rate
                                  Notes due 2002 are being offered at a price of 99.819% of
                                  par.

DATE OF ORIGINAL ISSUANCE
  (SETTLEMENT DATE).............  July 29, 1999.

MATURITY DATE...................  The Fixed Rate Notes will mature on August 1, 2002; the
                                  Floating Rate Notes due 2001 will mature on August 1, 2001 and the Floating Rate Notes due 2002 will mature on August
                                  1, 2002.

INTEREST........................  The Fixed Rate Notes have a fixed annual interest rate of
                                  6.45%; the Floating Rate Notes due 2001 have a floating
                                  annual rate of three-month LIBOR plus 0.25% and the
                                  Floating Rate Notes due 2002 have a floating annual rate
                                  of three-month LIBOR plus 0.375%.

INTEREST PAYMENT DATES..........  For the Fixed Rate Notes, February 1 and August 1 in each year, beginning February 1, 2000 (which first payment
                                  includes interest from the date of issuance) and, for the
                                  Floating Rate Notes, February 1, May 1, August 1 and
                                  November 1 in each year, beginning November 1, 1999 (which first payment includes interest from the date of
                                  issuance).

RANKING.........................  The Notes will be unsecured and will rank equally with all our other unsecured and unsubordinated debt. Because we
                                  are a holding company, the Notes will be effectively
                                  subordinated to the claims of creditors of our
                                  subsidiaries with respect to their assets. At March 26,
                                  1999:

                                      - we had outstanding (on an unconsolidated basis)
                                        approximately $27.9 billion of debt and other
                                        obligations, including approximately $26.0 billion
                                        of senior debt, none of which is secured; and

                                      - our subsidiaries had outstanding (on an
                                      unconsolidated basis) approximately $129.7 billion of
                                        debt and other obligations (including $59.5 billion
                                        related to securities sold under repurchase
                                        agreements, $41.0 billion related to payables to
                                        customers, $24.9 billion related to financial
                                        instruments sold, but not yet purchased, and $4.3
                                        billion of other liabilities, including $2.2 billion
                                        of debt).

MANDATORY REDEMPTION OR SINKING
  FUND..........................  None.

OPTIONAL REDEMPTION.............  The Notes may only be redeemed prior to maturity if certain events involving U.S. taxation occur. See
                                  "Redemption Upon Certain Tax Events" below.

PAYMENT OF ADDITIONAL AMOUNTS...  Subject to the various exceptions and limitations set forth in this prospectus supplement, we will pay as
                                  additional interest or, as the case may be, principal on
                                  the Notes all such additional amounts that are necessary
                                  in order that the net payment by us or a paying agent of
                                  the principal of and interest on the Notes to a person
                                  that is not a U.S. Holder (as defined under "Certain U.S.
                                  Federal Income Tax Considerations"), after deduction for
                                  any present or future tax, assessment or governmental
                                  charge of the United States or a political subdivision or
                                  taxing authority of the United States or in the United
                                  States, imposed by withholding with respect to the
                                  payment, will not be less than the amount provided in the
                                  Notes to be then due and payable. See "Description of the
                                  Notes--Payment of Additional Amounts" below.

REDEMPTION UPON CERTAIN TAX
  EVENTS........................  If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under
                                  those laws) of the United States (or any political
                                  subdivision or taxing authority of the United States or in the United States), or any change in, or amendments to,
                                  the official position regarding the application or
                                  interpretation of these laws, regulations or rulings,
                                  which is announced or becomes effective on or after the
                                  date of this prospectus supplement, we become or will
                                  become obligated to pay additional amounts as described in this prospectus supplement under the heading "Description
                                  of the Notes--Payment of Additional Amounts" below or (b)
                                  any act is taken by a taxing authority of the United
                                  States on or after the date of this prospectus supplement, whether that act is taken with respect to us or any
                                  affiliate, that results in a substantial probability that
                                  we will or may be required to pay such additional amounts, then we may, at our option, redeem, in whole but not in
                                  part, the Notes on any interest payment date on not less
                                  than 30 nor more than 60 days' prior notice, at a
                                  redemption price equal to 100% of their principal amount,
                                  together with interest accrued on the Notes to the date
                                  fixed for redemption; provided that we determine, in our
                                  business judgment, that the obligation to pay such
                                  additional amounts cannot be avoided by the use of

                                  reasonable measures available to us, not including
                                  substitution of the obligor under the Notes. See
                                  "Description of the Notes--Redemption Upon Certain Tax
                                  Events" below.

USE OF PROCEEDS.................  We will use the net proceeds before expenses from the sale of the Notes of approximately $1.345 billion for general
                                  corporate purposes. These purposes may include additions
                                  to working capital, the repayment of short-term debt and
                                  making investment in or extending credit to our
                                  subsidiaries.

BOOK-ENTRY FORM.................  The Notes will be issued only in book-entry form. This means that we will not issue certificates to you. Instead, the Notes will be issued in the form of one or more fully
                                  registered global securities, which will be deposited with a custodian. The Notes will be registered in the name of
                                  Cede & Co., as the nominee for The Depository Trust
                                  Company. You will not receive a definitive note
                                  representing your interest. This form will be referred to
                                  as "book-entry only." You may elect to hold your interests in the global securities through either The Depository
                                  Trust Company ("DTC") (in the United States) or Cedelbank
                                  or Morgan Guaranty Trust Company of New York, Brussels
                                  office, as operator of the Euroclear system ("Euroclear")
                                  (in Europe). Interests will be held on behalf of the
                                  participants of Cedelbank and Euroclear on the books of
                                  their respective depositaries. See "Description of Debt
                                  Securities--Global Securities" in the accompanying
                                  prospectus and "Description of the Notes--Book-Entry,
                                  Delivery and Form--Global Clearance and Settlement
                                  Procedures" below.

EVENTS OF DEFAULT...............  See "Description of Debt Securities--Events of Default" in
                                  the accompanying prospectus.

LIMITATION ON LIENS.............  See "Description of Debt Securities--Limitation on Liens"
                                  in the accompanying prospectus.

LISTING.........................  We will make application to the London Stock Exchange
                                  Limited (the "London Stock Exchange") to admit the Notes
                                  to its Official List. We cannot guarantee that our
                                  application will be approved, and settlement of the Notes
                                  is not conditioned on obtaining the listing.

GOVERNING LAW...................  New York.

SELLING RESTRICTIONS............  There are selling restrictions for certain jurisdictions, including the United Kingdom. See "Underwriting" below.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges was 1.2 for the nine months ended March 26, 1999. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges. Fixed charges for purposes of the ratio consist of interest expense and certain other immaterial expenses.

                        THE BEAR STEARNS COMPANIES INC.

    The Bear Stearns Companies Inc. is a holding company that, through its principal subsidiaries, Bear Stearns, BSSC and BSIL, is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments and institutional and individual investors worldwide. Our business includes:

    - market-making and trading in corporate, United States government, government-agency, mortgage-related, asset-backed and municipal securities;

    - trading in corporate equity and debt securities, options, futures, foreign currencies, interest-rate swaps and other derivative products;

    - securities and commodities arbitrage;

    - securities, options and commodities brokerage;

    - underwriting and distributing securities;

    - providing securities clearance services;

    - financing customer activities;

    - securities lending;

    - arranging for the private placement of securities;

    - advising clients in mergers, acquisitions, restructurings and leveraged transactions;

    - providing other financial advisory services;

    - making principal investments in leveraged acquisitions;

    - acting as specialist on the floor of the New York Stock Exchange and the American Stock Exchange;

    - providing fiduciary and other services, such as real estate brokerage, investment management and investment advisory; and

    - financial market and securities research.

    We are incorporated in the State of Delaware. Our principal executive office is located at 245 Park Avenue, New York, New York 10167, U.S.A., and our telephone number is (212) 272-2000. Our Internet address is http://www.bearstearns.com.

DIRECTORS OF THE COMPANY

    The following table sets forth certain information concerning the directors of the Company.

                                                                                                            YEAR FIRST
                                      AGE                                                                   ELECTED TO
                                    (AS OF                                                                   SERVE AS
                                   MARCH 26,                                                                DIRECTOR OF
NAME                                 1999)             PRINCIPAL OCCUPATION AND DIRECTORSHIPS HELD          THE COMPANY
-----------------------------  -----------------  ------------------------------------------------------  ---------------
James E. Cayne...............             65      President and Chief Executive Officer of the Company            1985
                                                  and Bear Stearns, member of the Executive Committee
                                                  and Chairman of the Management and Compensation
                                                  Committee

Carl D. Glickman.............             72      Private Investor; In the United States, Director,               1985
                                                  Continental Health Affiliates, Inc., Infutech, Inc.,
                                                  Lexington Capital Properties Trust and Office Max
                                                  Inc.; In Israel, Director, Alliance Tire Company
                                                  (1992) Ltd. and The Jerusalem Economic Corporation
                                                  Ltd.

Alan C. Greenberg............             71      Chairman of the Board of the Company and Bear Stearns           1985
                                                  and Chairman of the Executive Committee

Donald J. Harrington.........             53      President, St. John's University; Director, The                 1993
                                                  Reserve Fund, Reserve Institutional Trust, Reserve
                                                  Tax-Exempt Trust, Reserve New York Tax-Exempt Trust
                                                  and Reserve Special Portfolios Trust

William L. Mack..............             59      President and Senior Managing Partner, The Mack                 1997
                                                  Organization; Founder and Managing Partner, The Apollo
                                                  Real Estate Investment Funds; Chairman of the Board of
                                                  Metropolis Realty Trust, Inc.; Director, Mack-Cali
                                                  Realty Corporation, Koger Equity, Inc. and Vail
                                                  Resorts, Inc.

Frank T. Nickell.............             51      President and Chief Executive Officer of Kelso &                1993
                                                  Company; Director, Earle M. Jorgensen Company and
                                                  Peebles Inc.

Frederic V. Salerno..........             55      Senior Executive Vice President and CFO/ Strategy and           1992
                                                  Business Development and Director of Bell Atlantic
                                                  Corporation; Director, Avnet, Inc., MarketSpan Corp.,
                                                  and Viacom, Inc.

Vincent Tese.................             56      Chairman and Director of Wireless Cable International           1994
                                                  Inc.; Director, Allied Waste Industries Inc., Angram,
                                                  Inc., Bowne & Co., Inc., Cablevision International,
                                                  Custodial Trust Co., Mack-Cali Realty Corp. and
                                                  MarketSpan Corp.

Fred Wilpon..................             62      Chairman of the Board of Directors of Sterling                  1993
                                                  Equities, Inc.; Chairman of Executive Committee and
                                                  Director of Pathogenesis Corporation; President and
                                                  Chief Executive Officer of the New York Mets

    Mr. Cayne has been Chief Executive Officer of the Company and Bear Stearns and has been our President for more than the past five years.

    Mr. Glickman has been a private investor for more than the past five years. Mr. Glickman is also currently Chairman of the Compensation Committee of the Board of Directors.

    Mr. Greenberg has been Chairman of the Board for more than the past five years.

    Father Harrington has been the President of St. John's University for more than the past five years.

    Mr. Mack has been President and Senior Managing Partner of The Mack Organization (a national owner, developer and investor in office and industrial buildings and other real estate) for more than the past five years, and a founder and Managing Partner of the Apollo Real Estate Investment Funds since April 1993. In 1997, Mr. Mack was appointed Chairman of the Executive Committee and Director of Mack-Cali Realty Corporation (a publicly traded real estate investment trust). Mr. Mack is Chairman of the Board of Metropolis Realty Trust, Inc. (the owner of high rise office buildings).

    Mr. Nickell has been President of Kelso & Company, a privately held merchant banking firm, for more than the past five years. Mr. Nickell was appointed Chief Executive Officer of Kelso & Company in 1998.

    Mr. Salerno is the Senior Executive Vice President and CFO/Strategy and Business Development of Bell Atlantic Corporation. Before the merger of NYNEX Corp. and Bell Atlantic, Mr. Salerno was the Vice Chairman of the Board of NYNEX for more than the past five years. Mr. Salerno served as Chairman of the Board of the State University of New York from 1990 to 1996.

    Mr. Tese has been Chairman of Wireless Cable International Inc. (a wireless cable company) since April 1995. Mr. Tese was Chairman of Cross Country Wireless Inc. (a wireless cable company) from October 1994 to July 1995 and was a corporate officer and a general partner of Cross Country Wireless Inc.'s predecessors, Cross Country Wireless Cable--I, L.P. and Cross Country Wireless Cable West, L.P., from 1990 until October 1994. Mr. Tese was the Director of Economic Development for the State of New York from June 1987 to December 1994. Mr. Tese is currently Chairman of the Audit Committee of the Board of Directors of the Company.

    Mr. Wilpon has been Chairman of the Board of Directors of Sterling Equities, Inc., a privately held entity, and certain affiliates thereof, which are primarily real estate development/owner management companies, for more than the past five years. Mr. Wilpon has also been President and Chief Executive Officer of the New York Mets baseball team for more than the past five years. Mr. Wilpon has been a Director of Pathogenesis Corporation, a publicly held bio-pharmaceutical company, for more than the past five years and currently serves as Chairman of its Executive Committee.

    There is no family relationship among any of the directors or executive officers.

    All directors hold office until our next Annual Meeting of Stockholders or until their successors have been duly elected and qualified. Officers serve at the discretion of the Board of Directors.

    The business address for each director is 245 Park Avenue, New York, New York 10167, U.S.A.

                                USE OF PROCEEDS

    We will use the net proceeds before expenses from the sale of the Notes of approximately $1.345 billion for general corporate purposes. These purposes may include additions to working capital, the repayment of short-term debt and making investment in or extending credit to our subsidiaries.

                                 CAPITALIZATION

    The following table sets forth our consolidated capitalization as of March 26, 1999 and as adjusted to give effect to the offering of the Notes and the application of the net proceeds of the offering of the Notes. It is important that you read the following information along with the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" and "General Information."

                                                                         MARCH 26, 1999
                                                                     ----------------------
                                                                                     AS
                                                                       ACTUAL     ADJUSTED
                                                                     ----------  ----------
                                                                         (UNAUDITED, IN
                                                                       THOUSANDS, EXCEPT
                                                                          SHARE DATA)
Short-Term Borrowings(1):
  Bank Borrowings..................................................  $  534,170  $  534,170
  Commercial Paper.................................................   5,770,085   5,770,085
  Medium-Term Notes and Other......................................   5,853,278   5,853,278
                                                                     ----------  ----------
    Total Short-Term Borrowings....................................  $12,157,533 $12,157,533
                                                                     ----------  ----------
                                                                     ----------  ----------
Long-Term Borrowings(1):
  Floating Rate Notes due 2001 to 2005.............................  $1,430,314  $2,279,286
  Fixed Rate Senior Notes due 1999 to 2007; interest rates ranging
    from 5.75% to 9.375%...........................................   6,296,778   6,795,283
  Medium-Term Notes................................................   6,628,413   6,628,413
                                                                     ----------  ----------
    Total Long-Term Borrowings.....................................  14,355,505  15,702,982
                                                                     ----------  ----------
Guaranteed Preferred Beneficial Interests in Company Subordinated
  Debt Securities(2)...............................................     500,000     500,000
                                                                     ----------  ----------
Stockholders' Equity:
  Preferred stock, $1.00 par value, Series A, E, F and G,
    10,000,000 shares authorized, 6,250,000 shares issued..........     800,000     800,000
  Common Stock, $1.00 par value; 200,000,000 shares authorized:
    176,161,110 shares issued......................................     176,161     176,161
Paid-in Capital....................................................   2,183,102   2,183,102
Retained Earnings..................................................   1,690,154   1,690,154
Capital Accumulation Plan..........................................     963,092     963,092
Treasury Stock:
  Adjustable Rate Cumulative Preferred Stock, Series A--2,520,750
    shares.........................................................    (103,421)   (103,421)
  Common Stock--59,871,263 shares..................................  (1,220,008) (1,220,008)
                                                                     ----------  ----------
    Total Stockholders' Equity.....................................   4,489,080   4,489,080
                                                                     ----------  ----------
Total Long-Term Borrowings, Guaranteed Preferred Beneficial
  Interests in Company Subordinated Debt Securities and
  Stockholders' Equity.............................................  $19,344,585 $20,692,062
                                                                     ----------  ----------
                                                                     ----------  ----------

------------------------

(1) By virtue of the nature of our business and that of our subsidiaries, our borrowings, particularly our short-term borrowings, fluctuate from day to day in the ordinary course of business. Since March 26, 1999, there has been no material change in our consolidated capitalization.

(2) The Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities reflects the preferred securities of Bear Stearns Capital Trust I and Bear Stearns Capital Trust II. Each of the trusts is a wholly-owned subsidiary of the Company and holds certain of our subordinated debentures as its sole asset.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The financial data in the following table for the fiscal years ended June 30, 1998, 1997, 1996, 1995 and 1994 has been derived from our audited consolidated financial statements for those years. The financial data in the following table for the nine months ended March 26, 1999 and March 27, 1998 has been derived from our unaudited consolidated financial statements for those periods. See "Where You Can Find More Information" and "General Information."

                                NINE MONTHS ENDED                        FISCAL YEAR ENDED JUNE 30,
                             ------------------------  ---------------------------------------------------------------
                              MARCH 26,    MARCH 27,
                                1999         1998         1998         1997         1996         1995         1994
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                   (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
OPERATING RESULTS:
Revenues...................  $ 5,531,218  $ 5,733,693  $ 7,979,936  $ 6,077,278  $ 4,963,863  $ 3,753,572  $ 3,440,638
Interest expense...........    2,539,402    2,613,611    3,638,513    2,551,364    1,981,171    1,678,515    1,023,866
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------
Revenues, net of interest
  expense..................    2,991,816    3,120,082    4,341,423    3,525,914    2,982,692    2,075,057    2,416,772
Non-interest expenses
Employee compensation and
  benefits.................    1,552,919    1,548,244    2,111,741    1,726,931    1,469,448    1,080,487    1,227,061
Other......................      805,179      779,372    1,166,190      785,293      678,318      606,488      546,912
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total non-interest
  expenses.................    2,358,098    2,327,616    3,277,931    2,512,224    2,147,766    1,686,975    1,773,973
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before provision for
  income taxes.............      633,718      792,466    1,063,492    1,013,690      834,926      388,082      642,799
Provision for income
  taxes....................      229,723      304,307      403,063      400,360      344,288      147,471      255,834
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income.................  $   403,995  $   488,159  $   660,429  $   613,330  $   490,638  $   240,611  $   386,965
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income applicable to
  common shares............  $   374,344  $   467,184  $   629,417  $   589,497  $   466,145  $   215,474  $   362,592
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------
FINANCIAL POSITION:
Total assets...............  $166,645,374 166,374,302  $154,495,895 $121,433,535 $92,085,157  $74,597,160  $67,392,018
Long-term borrowings.......  $14,355,505   12,160,379  $13,295,952  $ 8,120,328  $ 6,043,614  $ 4,059,944  $ 3,408,096
Stockholders' equity(1)....  $ 4,989,080    4,172,344  $ 4,641,533  $ 3,626,371  $ 2,895,414  $ 2,502,461  $ 2,316,566
Common shares and common
  share equivalents
  outstanding(2)...........  159,298,597  159,139,539  159,213,168  159,139,538  158,838,449  159,039,264  156,668,841

PER SHARE DATA:
Earnings per share(2)......  $      2.63  $      3.21  $      4.38  $      4.00  $      3.11  $      1.47  $      2.38
Cash dividends declared per
  common share(2)..........  $      0.44  $      0.43  $      0.57  $      0.55  $      0.52  $      0.49  $      0.46
Book value per common
  share(2).................  $     24.81  $     21.32  $     22.72  $     18.63  $     15.27  $     12.70  $     11.72

OTHER DATA:
Return on average common
  equity...................         15.1%        21.8%        21.7%        27.9%        25.6%        13.5%        23.3%
Profit margin(3)...........         21.2%        25.4%        24.5%        28.7%        28.0%        18.7%        26.6%
Employees..................        9,597        9,001        9,180        8,309        7,749        7,481        7,321

------------------------

(1) For the fiscal years ended June 30, 1996, 1995 and 1994, stockholders' equity includes $150 million of Exchangeable Preferred Income Cumulative Shares ("EPICS"), which were issued by one of our subsidiaries. For the fiscal years ended June 30, 1998 and 1997 and the nine months ended March 27, 1998, stockholders' equity includes the $150 million of EPICS and $200 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities, which were issued by one of our subsidiaries. For the nine months ended March 26, 1999, stockholders' equity includes $500 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities, which were issued by our subsidiaries.

(2) Adjusted to reflect all stock dividends declared through January 20, 1999.

(3) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.

                            DESCRIPTION OF THE NOTES

    The following discussion of the terms of the Notes and the Indenture supplements the general terms and provisions of the debt securities contained in the accompanying prospectus under the heading "Description of Debt Securities" and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the Notes.

    You can find the definitions of certain capitalized terms used in this section under "Description of Debt Securities" in the accompanying prospectus. For purposes of this section only, references to "we," "us" and "our" include only The Bear Stearns Companies Inc. and not its subsidiaries. We will issue the Notes under the Indenture, dated as of May 31, 1991, as supplemented by the First Supplemental Indenture, dated January 29, 1998 (as supplemented, the "Indenture"), between us and The Chase Manhattan Bank (formerly known as Chemical Bank and successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee").

    The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the Indenture has been filed as an exhibit to the Registration Statement and is available as set forth under "Where You Can Find More Information" and "General Information."

    The following description along with the description in the accompanying prospectus is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not these descriptions, defines your rights as a holder of the Notes (a "Holder").

BRIEF DESCRIPTION OF THE NOTES

    The Fixed Rate Notes and the Floating Rate Notes will:

    - each be a single series of our debt securities under the Indenture;

    - be our unsecured senior debt;

    - rank equally with all of our other unsecured and unsubordinated debt;

    - only be redeemable before their maturity if certain events involving U.S. taxation occur as discussed under "--Redemption Upon Certain Tax Events";

    - be subject to defeasance in compliance with the Indenture, see "Description of Debt Securities--Defeasance" in the accompanying prospectus; and

    - be issued in denominations of $1,000 increased in multiples of $1,000.

    Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets. At March 26, 1999:

    - we had outstanding (on an unconsolidated basis) approximately $27.9 billion of debt and other obligations, including approximately $26.0 billion of senior debt, none of which is secured; and

    - our subsidiaries had outstanding (on an unconsolidated basis) approximately $129.7 billion of debt and other obligations (including $59.5 billion related to securities sold under repurchase agreements, $41.0 billion related to payables to customers, $24.9 billion related to financial instruments sold, but not yet purchased, and $4.3 billion of other liabilities, including $2.2 billion of debt).

PRINCIPAL, MATURITY AND INTEREST

    FIXED RATE NOTES

    Fixed Rate Notes in the aggregate principal amount of U.S. $500 million will be issued in the offering and will mature on August 1, 2002. We may, without your consent, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Fixed Rate Notes. Any of these additional notes, together with the Fixed Rate Notes, will constitute a single series of debt securities under the Indenture. However, no additional notes may be issued if an Event of Default has occurred and is continuing with respect to the Fixed Rate Notes.

    Interest on the Fixed Rate Notes will accrue at the rate of 6.45% per annum and will be paid every six months on each February 1 and August 1, beginning February 1, 2000 (which first payment includes interest from the date of issuance), to the persons who are registered Holders at the close of business on the January 15 and July 15 immediately before the applicable interest payment date. If an interest payment date is not a New York Business Day, the interest payment will be made on the next New York Business Day, and the Holder is not entitled to any additional interest for the delay.

    Interest on the Notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from and including July 29, 1999. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will not be entitled to the benefit of any mandatory sinking fund.

    FLOATING RATE NOTES

    Floating Rate Notes due 2001 in the aggregate principal amount of U.S. $600 million will be issued in the offering and will mature on August 1, 2001. Floating Rate Notes due 2002 in the aggregate principal amount of U.S. $250 million will be issued in the offering and will mature on August 1, 2002. We may, without your consent, issue additional notes having the same ranking and the same interest rate, maturity and other terms as either the Floating Rate Notes due 2001 or the Floating Rate Notes due 2002. Any of these additional notes, together with the Floating Rate Notes due 2001 and the Floating Rate Notes due 2002, as applicable, will constitute a single series of debt securities under the Indenture. However, no additional notes may be issued if an Event of Default has occurred and is continuing with respect to the Floating Rate Notes.

    Interest on the Floating Rate Notes due 2001 will accrue at a rate per annum equal to LIBOR plus a margin of 0.25% and interest on the Floating Rate Notes due 2002 will accrue at a rate per annum equal to LIBOR plus a margin of 0.375%. Interest on the Floating Rate Notes due 2001 and the Floating Rate Notes due 2002 will be paid every three months on each February 1, May 1, August 1 and November 1 (each, an "Interest Payment Date"), beginning November 1, 1999 (which first payment includes interest from the date of issuance), to the persons who are registered Holders at the close of business on the January 15, April 15, July 15 and October 15 immediately before the applicable Interest Payment Date. If any Interest Payment Date falls on a day that is not a London Business Day, the interest payment will be made on the next London Business Day, and the Holder is not entitled to any additional interest for the delay.

    LIBOR will be determined by The Chase Manhattan Bank, as calculation agent (the "Calculation Agent"), for each applicable Interest Period in accordance with the following provisions:

        (1) For each applicable Interest Period, LIBOR will be determined on the applicable Interest Determination Date on the basis of the offered rate for deposits of U.S. dollars having a maturity of three months, commencing on the second London Business Day immediately following such Interest Determination Date, which appears on Telerate page 3750 (or such other page as may replace Telerate page 3750 for the purpose of displaying London interbank rates of major banks), as of 11:00 A.M., London time, on such Interest Determination Date. If no such rate appears on

    Telerate page 3750 (or such other page as may replace such page), LIBOR in respect of such Interest Determination Date will be determined as if the parties had specified the rate described in (2) below.

        (2) On any applicable Interest Determination Date on which no offered rates for deposits of U.S. dollars having a maturity of three months appear on Telerate page 3750 (or such other page as may replace such page) as described in (1) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such Interest Determination Date at which deposits in U.S. dollars having a maturity of three months are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks in New York City, selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a maturity of three months commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

    The following terms have the following meanings:

    "Interest Determination Date" for any Interest Period means the second London Business Day preceding the Interest Payment Date on which such Interest Period commences.

    "Interest Period" means the period beginning on and including the most recent date on which interest is payable (with the first such period commencing on and including July 29, 1999) and ending on but excluding the next Interest Payment Date.

    "London Business Day" means any day (1) that is a New York Business Day and
(2) on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

    "New York Business Day" means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or required by law or executive order to close.

    Interest on the Floating Rate Notes will accrue during the applicable Interest Period. Interest will be computed by multiplying (1) the face amount of a Floating Rate Note by (2) an accrued interest factor computed by multiplying
(a) the per annum rate of interest for the applicable Interest Period by (b) a fraction (x) the numerator of which is the actual number of days elapsed in that Interest Period and (y) the denominator of which is 360.

    All percentages resulting from any calculations on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percent being rounded upward (for example, 6.876545% (or .06876545) being rounded to 6.87655% (or .0687655) and 6.876544%
(or .06876544) being rounded to 6.87654% or (.0687654)), and all U.S. dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

    The interest rate on the Floating Rate Notes will not be higher than the maximum rate permitted by New York law, as modified by federal law. Current New York law provides a maximum interest rate of 25% per annum. This limit does not apply to Floating Rate Notes with principal amounts of $2,500,000 or more.

PRINCIPAL PAYING AGENT, PAYING AGENTS, REGISTRAR AND TRANSFER AGENT

    The Chase Manhattan Bank, the Trustee under the Indenture, will initially act as the principal office or agency where Notes may be presented for payment (the "Principal Paying Agent"). We have also agreed that as long as the Notes are listed on the London Stock Exchange and its rules require, we will appoint and maintain a transfer agent and paying agent in London. We have appointed The Chase Manhattan Bank to serve as registrar (the "Registrar") under the Indenture. The terms "paying agent" and "transfer agent" include the Principal Paying Agent and the Registrar and any additional or successor agents appointed by the Company. The names of the initial Paying Agents and Transfer Agents and their initial specified offices are set out below.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    The Principal Paying Agent will pay interest to DTC, or its nominee, by wire transfer of same day funds for credit to the accounts of DTC's participants and subsequent distribution to the beneficial owners of the Notes, or, if the Notes are issued in certificated form under the circumstances described below in "--Book-Entry, Delivery and Form--Definitive Notes," the Principal Paying Agent will pay the registered Holder of the Notes against presentation and surrender by such Holder of its Note to any paying agent, by U.S. dollar check drawn on a bank in New York City and mailed on the business day immediately before the interest due date.

PAYMENT OF ADDITIONAL AMOUNTS

    Subject to the various exceptions and limitations set forth below, we will pay as additional interest or principal, as the case may be, on the Notes, all such additional amounts that are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes to a person that is not a U.S. Holder (as defined under "Certain U.S. Federal Income Tax Considerations," below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable. However, the obligation to pay additional amounts shall not apply:

        (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder, if the holder is an estate, trust, partnership or corporation for federal income tax purposes, or a person holding a power over such an estate, trust, partnership or corporation, or a person holding a power over such an estate or trust administered by a fiduciary holder, being considered as:

           (a) being or having been present or engaged in trade or business in the United States or having or having had a permanent establishment in the United States;

           (b) having a current or former connection with the United States, including a connection as a citizen or resident thereof;

           (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

           (d) being or having been a private foundation or other tax-exempt organization;

           (e) being or having been a "10-percent shareholder" of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

           (f) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

        (2) to any holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

        (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Note, if compliance is required by statute or regulation of the United States or of any political subdivision or taxing authority thereof or therein, or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

        (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from payments on or in respect of a Note;

        (5) to a tax, assessment or governmental charge that is imposed or withheld by reason of the presentation by or on behalf of the beneficial owner of any Note for payment on a date more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

        (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

        (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

        (8) in the case of any combination of any of the above items;

nor shall additional amounts be paid with respect to any payment on a Note to a Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner held its interest in the Note directly.

    The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation that is applicable to them. Except as specifically provided under this heading "--Payment of Additional Amounts" and under the heading "--Redemption Upon Certain Tax Events," we are not required to make any payments with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

REDEMPTION UPON CERTAIN TAX EVENTS

    If,

        (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, the official position regarding the application or interpretation of such laws, regulations or rulings, which is announced or becomes effective on or after the date of this prospectus supplement, we determine that we will be or will become obligated to pay additional amounts as described in this prospectus supplement under the heading "--Payment of Additional Amounts"; or

        (b) any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether such act is taken with respect to us or any affiliate, that results in a substantial probability that we will or may be required to pay such additional amounts;

then we may, at our option, redeem, as a whole, but not in part, the Fixed Rate Notes and/or the Floating Rate Notes on any interest payment date on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that we determine, in our business judgement, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the Fixed Rate Notes and/or the Floating Rate Notes. No redemption pursuant to clause (b) above may be made unless we have delivered to the Trustee a written opinion of independent legal counsel of recognized legal standing to the effect that an act taken by a taxing authority of the United States has resulted or will result in a substantial probability that it will or may be required to pay the additional amounts described herein under the heading "--Payment of Additional Amounts" and that we are therefore entitled to redeem the Fixed Rate Notes and/or the Floating Rate Notes pursuant to their terms.

UNCLAIMED AMOUNTS

    The Indenture provides that any payments in respect of principal and any interest remaining that are unclaimed for two years after their due date will be paid to us, and the Holder of the Note will after that time look, as an unsecured creditor, only to us for payment of those amounts.

NOTICES

    All notices regarding the Notes will be valid if published (1) in a leading English language daily newspaper of general circulation in London, and (2) in a leading English language daily newspaper of general circulation in New York. However, it is expected that that publication will be made in (1) the FINANCIAL TIMES or another daily newspaper in London approved by the Trustee or, if this is not possible, in one other English language daily newspaper approved by the Trustee with general circulation in Europe, and (2) THE WALL STREET JOURNAL (Eastern Edition) in New York. Any notice will be deemed to have been given on the date of the first publication in all the relevant newspapers.

    Until the time any definitive Notes are issued under the circumstances described below in "--Book-Entry, Delivery and Form--Definitive Notes," and as long as the Global Securities are held in their entirety on behalf of Euroclear and/or Cedelbank and DTC, publication in the specified newspapers may be replaced with the delivery of the relevant notice to Euroclear and/or Cedelbank and DTC for communication by them to the Holders of the Notes. Any notice shall be deemed to have been given to the Holders of the Notes on the seventh day after the day on which the notice was given to Euroclear and/or Cedelbank or DTC.

BOOK-ENTRY, DELIVERY AND FORM

    The Notes will be issued only in book-entry form. This means that we will not issue certificates to you. Instead, the Notes will be issued in the form of one or more fully registered global notes (the "Global Securities"), which will be deposited with a custodian. The Notes will be registered in the name of Cede & Co., as the nominee for DTC. You will not receive a definitive note representing your interest. This form will be referred to as "book-entry only."

    You may elect to hold your interests in the Global Securities either through DTC (in the United States) or through Cedelbank or Euroclear (in Europe). Interests will be held on behalf of Cedelbank and Euroclear participants on the books of their respective depositaries.

    DENOMINATIONS

    Beneficial interests in the Global Securities will be held in denominations of $1,000 increased in multiples of $1,000. Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    DTC SERVICES

    DTC has informed us that DTC is:

    - a limited purpose trust company organized under the New York Banking Law;

    - a "banking organization" within the meaning of the New York Banking Law;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    - a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

    DTC holds securities that its participants ("DTC Participants") deposit with DTC. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC also facilitates the settlement among these DTC Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, which eliminates the need for the physical movement of securities certificates.

    DTC's book-entry system is also available for use by other organizations such as securities brokers and dealers, banks and trust companies that work through a DTC Participant, either directly or indirectly. The rules applicable to DTC and the DTC Participants are on file with the SEC.

    DTC is owned by a number of DTC Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    A further description of DTC's procedures with respect to the Global Securities is set forth in the accompanying prospectus under "Description of Debt Securities--Global Securities."

    CEDELBANK AND EUROCLEAR SERVICES

    Cedelbank is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its participating organizations ("Cedelbank Participants") and facilitates the clearance and settlement of securities transactions between Cedelbank Participants through electronic book-entry changes in accounts of Cedelbank Participants, which eliminates the need for physical movement of certificates. Cedelbank provides to Cedelbank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

    Conducting business in the domestic markets of several countries as a professional depositary, Cedelbank is regulated by the Luxembourg Monetary Institute. Cedelbank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include some of the Underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Participant either directly or indirectly.

    Distributions with respect to the Notes that are held beneficially through Cedelbank will be credited to cash accounts of Cedelbank Participants in accordance with its rules and procedures, and to the extent received by the U.S. depositary for Cedelbank.

    Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

    Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include some of the Underwriters.

    Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System and is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission. The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear Terms and Conditions") govern securities clearance accounts and cash accounts with the Euroclear Operator. The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

    All securities in Euroclear are held on a fungible basis and no certificates are apportioned to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

    DEFINITIVE NOTES

    Definitive Notes may be issued upon:

        (1) Euroclear and/or Cedelbank being closed for a continuous period of 14 days (other than by reason of public holidays); and/or

        (2) in the limited circumstances set forth in "Description of Debt Securities--Global Securities" in the accompanying prospectus.

    If definitive Notes are issued, payment of principal of and interest on those Notes will be made as set forth under "--Methods of Receiving Payments on the Notes" above. Definitive Notes can be transferred by presentation for registration to the Registrar or other transfer agent at any of their specified offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

    For the purposes of this description, "business day" means any day, other than a Saturday or Sunday, that is not a day on which banks are authorized or required by law or regulation to close in New York and, where definitive Notes have been issued, the relevant place of presentation.

    GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the Notes will be made in same day funds. Secondary market trading and transfers within DTC, Cedelbank or Euroclear, as the case may be, will be made in accordance with the usual rules and operating procedures of those systems. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in same day funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Cedelbank Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in registered form in same day funds.

    Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

    TRADING BETWEEN DTC PURCHASERS AND SELLERS. Secondary market trading between DTC Participants will be settled using the procedures applicable to global bonds in same-day funds.

    TRADING BETWEEN EUROCLEAR AND/OR CEDELBANK PARTICIPANTS. Secondary market trading between Euroclear Participants and/or Cedelbank Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

    TRADING BETWEEN DTC SELLER AND EUROCLEAR OR CEDELBANK PURCHASER. When Notes are to be transferred from the account of a DTC Participant to the account of a Euroclear or Cedelbank Participant, the purchaser will send instructions to Euroclear or Cedelbank through a Euroclear or Cedelbank Participant, as the case may be, at least one business day before settlement. Euroclear or Cedelbank will instruct its respective depositary to receive those Notes against payment. Payment for the Notes will then be made by the depositary to the DTC Participant's account against delivery of the Notes. After settlement has been completed, the Notes will be credited to the respective clearing systems, and by the clearing system, in accordance with its usual procedures, to the Euroclear or Cedelbank Participant's account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to the value date, which would be the preceding day when settlement occurred in New York. If settlement is not completed on the intended value date and the trade fails, the Euroclear or Cedelbank cash debit will be valued as of the actual settlement date.

    Euroclear and Cedelbank Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit. However, under this approach, DTC Participants may take on credit exposure to Euroclear and Cedelbank until the interests in the Global Security are credited to their accounts one day later.

    As an alternative, if Euroclear or Cedelbank has extended a line of credit to a Euroclear or Cedelbank Participant, as the case may be, that Participant may elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear or Cedelbank Participants purchasing Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the Notes were credited to their accounts. However, interest on the Notes would accrue from the value date. Therefore, in many cases the investment income on Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Participant's particular cost of funds.

    Since the settlement occurs during New York business hours, DTC Participants can employ their usual procedures for transferring global bonds to the respective depositaries of Euroclear or Cedelbank for the benefit of Euroclear or Cedelbank Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC seller, a cross-market sale transaction will settle no differently than a trade between two DTC Participants.

    TRADING BETWEEN EUROCLEAR OR CEDELBANK SELLER AND DTC PURCHASER. Because the time zone difference operates in their favor, Euroclear and Cedelbank Participants may employ their customary procedures for transactions in which Notes are to be transferred by the respective clearing system, through its respective depositary, to a DTC Participant. The seller will send instructions to Euroclear or Cedelbank through a Euroclear or Cedelbank Participant at least one business day before settlement. In these cases, Euroclear or Cedelbank will instruct its respective depositary to credit the Notes to the DTC Participant's account against payment. The payment will then be reflected in the account of the Euroclear or Cedelbank Participant on the following day, and receipt of the cash proceeds in the Euroclear or Cedelbank Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York).

    If the Euroclear or Cedelbank Participant has a line of credit in its respective clearing system and elects to be in a debt position in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the Euroclear or Cedelbank Participant's account would instead be valued as of the actual settlement date.

    Finally, day traders that use Euroclear or Cedelbank to purchase Notes from DTC Participants for delivery to Euroclear or Cedelbank Participants should note that these trades automatically fail on the sale side unless some form of affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

        (i) borrowing through Euroclear or Cedelbank for one day (until the purchase side of the day trade is reflected in their Euroclear or Cedelbank accounts) in accordance with the clearing system's customary procedures;

        (ii) borrowing the Notes in the United States from a DTC Participant no later than one day before settlement, which would give the Notes sufficient time to be reflected in their Euroclear or Cedelbank account in order to settle the sale side of the trade; or

        (iii) staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day before the value date for the sale to the Euroclear or Cedelbank Participant.

    Although DTC, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Cedelbank and Euroclear, they are not obligated to perform or continue to perform these procedures. As a result, these procedures may be discontinued at any time.

    The information in this section concerning DTC, Cedelbank, Euroclear and their book-entry systems has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy of this information. We are not responsible for DTC's, Cedelbank's, Euroclear's or their participants' performance of their respective obligations, as they are described above or under the rules and procedures governing their respective operations.

                           DESCRIPTION OF THE COMPANY

GENERAL DEVELOPMENT OF THE BUSINESS

    The Bear Stearns Companies Inc. was incorporated under the laws of the State of Delaware on August 21, 1985. We are a holding company that through our subsidiaries, principally Bear Stearns and BSSC, is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. BSSC, a wholly owned subsidiary of Bear Stearns, provides professional and correspondent clearing services, in addition to clearing and settling our proprietary and customer transactions. We succeeded on October 29, 1985 to the business of Bear, Stearns & Co., a New York limited partnership (the "Partnership"). As used in this section, "we," "us" or "our" refer (unless the context requires otherwise) to The Bear Stearns Companies Inc., its subsidiaries and the prior business activities of the Partnership.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

    Our business activities are highly integrated and constitute a single industry segment. During each of the three successive fiscal years ended June 30, 1998, classes of similar products or services represented less than 10% of consolidated revenues, operating profit, and assets. Financial information regarding our foreign operations for each of these fiscal years is set forth under the Notes to the Consolidated Financial Statements in Footnote 13, entitled "Segment and Geographic Area Data" in our Annual Report on Form 10-K for the fiscal year ended June 30, 1998. See "Where You Can Find More Information" and "General Information."

NARRATIVE DESCRIPTION OF BUSINESS

    We are a holding company which through our principal subsidiaries, Bear Stearns, BSSC and BSIL, is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. Our business includes:

    - market-making and trading in corporate, United States Government, government agency, mortgage-related, asset-backed and municipal securities; trading in corporate equity and debt securities, options, futures, foreign currencies, interest rate swaps and other derivative products;

    - securities and commodities arbitrage; securities, options and commodities brokerage;

    - underwriting and distributing securities; providing securities clearance services; financing customer activities; securities lending;

    - arranging for the private placement of securities;

    - assisting in mergers, acquisitions, restructurings and leveraged transactions; providing other financial advisory services; making principal investments in leveraged acquisitions;

    - acting as specialist on the floor of the New York Stock Exchange ("NYSE") and the American Stock Exchange;

    - providing fiduciary and other services, such as real estate brokerage, investment management and investment advisory; and

    - financial market and securities research.

    Our business is conducted:

    - from our principal offices in New York City;

    - from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco;

    - from representative offices in Beijing, Hong Kong and Shanghai;

    - from a branch office in Lugano;

    - through international subsidiaries in Buenos Aires, Dublin, Hong Kong, London, Sao Paulo, Singapore and Tokyo; and

    - through joint ventures with other firms in Belgium, Madrid and the Philippines.

Our foreign offices provide services and engage in investment activities involving foreign clients and international transactions. We provide trust company services through our subsidiary, Custodial Trust Company ("CTC"), located in Princeton, New Jersey.

    Bear Stearns and BSSC are broker dealers registered with the SEC. They are also members of the NYSE, all other principal United States securities and commodities exchanges, the National Association of Securities Dealers, Inc. ("NASD") and the National Futures Association ("NFA"). Bear Stearns is a "primary dealer" in United States government securities, as designated by the Federal Reserve Bank of New York. BSIL is a securities broker dealer based in London. BSIL is regulated by the Securities and Futures Authority in the United Kingdom and is a member of the London International Financial Futures Exchange, the London Securities & Derivatives Exchange, the International Petroleum Exchange and the London Commodity Exchange.

    As of March 26, 1999, we had approximately 9,600 employees.

    SECURITIES TRADING ACTIVITIES

    GENERAL. We make inter-dealer markets and trades on a principal basis in a wide range of instruments including:

    - corporate debt and equity securities;

    - United States and foreign government securities;

    - government agency securities, mortgages and mortgage-backed securities;

    - other asset-backed securities;

    - municipal and other tax-exempt securities; and

    - interest rate swaps and other derivative products.

Bear Stearns is one of the largest dealers in the United States in fixed income securities, including United States government and agency securities, mortgage-backed securities, and corporate and municipal securities. Inventories of fixed income, listed-equity, and over-the-counter equity securities are carried to facilitate sales to customers and other dealers.

    UNITED STATES GOVERNMENT AND AGENCY OBLIGATIONS. We are recognized by the Federal Reserve Bank of New York as a primary dealer in United States Government, government-guaranteed and agency obligations, and similar instruments. We participate in the auction of, and maintain proprietary positions in, United States Treasury bills, notes, bonds, and stripped-coupon securities. We also participate as a selling group member and/or underwriter in the distribution of various United States government-agency and sponsored-corporation securities and maintain proprietary positions in such securities. In connection with these activities, we enter into transactions in options, futures and forward contracts to hedge its proprietary positions. As a primary dealer, Bear Stearns furnishes weekly reports of its inventory positions and market transactions in United States government securities to the Federal Reserve Bank of New York. Bear Stearns also buys and sells government securities directly with the Federal Reserve Bank of New York as part of the Bank's open-market activities. Our daily trading inventory in United States government, government-guaranteed and agency obligations is mainly financed through the use of repurchase agreements. In addition, we engage in matched book activities, which involve acting as an intermediary between borrowers and lenders of short-term funds, mainly via repurchase agreements, reverse repurchase agreements and securities borrowed. The objective of this matched book activity is to earn a positive spread between interest rate differentials.

    CORPORATE FIXED INCOME SECURITIES. We act as a dealer in sovereign and corporate fixed income securities and preferred stocks in New York, London, Hong Kong and Tokyo. We buy and sell these securities for our own account in principal transactions with institutional and individual customers, as well as other dealers. We conduct trading in the full spectrum of dollar and non-dollar debt securities. We offer hedging and arbitrage services to domestic and foreign institutional and individual customers utilizing financial futures and other instruments. Moreover, we offer quantitative, strategic, and research services relating to fixed income securities to our domestic and international clients. We participate in the trading and sales of high yield, non-investment-grade securities and the securities and bank loans of companies subject to pending bankruptcy proceedings.

    MORTGAGE-RELATED SECURITIES AND PRODUCTS. We trade and make markets in the following mortgage-related securities and products:

    - Government National Mortgage Association ("GNMA") securities;

    - Federal Home Loan Mortgage Corporation ("FHLMC") Participation
      Certificates;

    - Federal National Mortgage Association ("FNMA") mortgage-backed securities;

    - Small Business Administration loans;

    - loans guaranteed by the Farmers Home Loan Administration;

    - Federal Housing Authority insured multi-family loans;

    - real estate mortgage investment conduit ("REMIC") and non-REMIC collateralized mortgage obligations, including residual interests; and

    - other derivative mortgage-backed securities and products.

We also trade real estate mortgage loans originated by unaffiliated mortgage lenders, both on a securitized and non-securitized basis. We act as underwriter and placement agent in transactions involving rated and unrated mortgage-related securities issued by affiliated and unaffiliated parties. We enter into significant commitments--such as forward contracts--on GNMA, FNMA, and FHLMC securities, and on other rated and unrated mortgage-related securities. Certain rated and unrated mortgage-related securities are considered to be liquid, while other such securities, and non-securitized mortgage loans, are considered to be less readily marketable.

    We trade GNMA, FNMA and FHLMC "to be announced securities"--securities having a stated coupon and the original term to maturity, although the issuer and/or the specific pool of mortgage loans is not known at the time of the transaction. We buy and sell such securities for our own account in transactions with institutional and individual customers, as well as with other dealers. Under our trading agreements, we generally have the right to request margin from its counterparty.

    Through various special-purpose subsidiaries, we purchase, sell, and service entire loan portfolios of varying quality. These portfolios are generally purchased from financial institutions and other secondary mortgage-market sellers. Before bidding on a portfolio of loans, an analysis of the portfolio is performed by experienced mortgage-loan underwriters. Upon acquisition of a loan portfolio, the loans are classified as either investment-grade or non-investment-grade. Loan collection is emphasized for the non-investment-grade segment of the loan portfolio. A collection department employs a staff of workout specialists and loan counselors who assist delinquent borrowers. If collection efforts are unsuccessful, the foreclosure unit will commence and monitor the foreclosure process until either the borrower makes the loan current, or the property securing the loan is foreclosed or otherwise acquired. The portfolio may include real estate that has been foreclosed or was in the process of foreclosure at the time of its acquisition. The foreclosure unit maintains and markets properties through regional real estate brokers. Investment-grade mortgage loans are sold to other institutional investors in either securitized or non-securitized form. In addition, special-purpose subsidiaries issue REMIC and non-REMIC collateralized mortgage obligations directly or through trusts that are established for this purpose.

    We also operate a commercial mortgage conduit that originates and accumulates commercial mortgage loans for the purpose of securitizing its production. After receipt of loan applications, extensive credit underwriting reviews are conducted. After completing pricing analysis and successful negotiations, the loan will "close" and be included in an ensuing securitization. We do not retain any exposure to real estate risk subsequent to securitizing and selling the deal, but we do have exposure to the performance of the underlying real estate after closing and before securitization.

    ASSET-BACKED SECURITIES. We act as underwriter and placement agent with respect to investment-and non-investment-grade, asset-backed securities issued by unaffiliated third parties. These asset-backed securities include:

    - securities backed by consumer automobile receivables originated by the captive finance subsidiaries of automobile manufacturers, commercial banks and finance companies;

    - credit card receivables; and

    - home-equity lines of credit or second mortgages.

We also trade and make markets in these asset-backed securities. While there are ready markets for the investment-grade, asset-backed securities described above, other varieties may lack liquidity.

    MUNICIPAL SECURITIES AND RELATED PRODUCTS. We are a dealer in tax-exempt and taxable municipal securities and instruments including:

    - general obligation and revenue bonds;

    - notes;

    - leases; and

    - variable-rate obligations issued by states, counties, cities, and state and local governmental authorities.

We are active as a managing underwriter of negotiated and competitive new security issuances and on a select basis, provides financial advisory services. We make markets in a broad spectrum of long-and short-term municipal securities, mainly to facilitate transactions with institutional and individual customers, as well as other dealers. As agent for issuers and for a fee, we remarket short-term debt instruments to investors in the variable rate, demand bond market. We periodically use both municipal and treasury bond futures to hedge our cash-market bond inventory. In addition, we maintain a municipal arbitrage portfolio for our own account consisting of municipal futures and cash bond positions. Our underwriting, trading and sales activities are supported by a municipal research group.

    ARBITRAGE. We engage for our own account in both "classic" and "risk" securities-arbitrage. Our risk arbitrage activity generally involves the purchase of a security at a discount from a value which is expected to be realized if a proposed or anticipated merger, recapitalization, tender or exchange offer is consummated. In classic arbitrage, we seek to profit from temporary discrepancies (1) between the price of a security in two or more markets, (2) between the price of a convertible security and its underlying security, (3) between securities that are, or will be, exchangeable at a later date, and (4) between the prices of securities with contracts settling on differing dates.

    BLOCK TRADING. We effect transactions in large blocks of securities exceeding 50,000 shares, mainly with institutional customers. We also provide customers execution capabilities for baskets of equity securities using sophisticated computer systems. Transactions are handled on an agency basis whenever possible, but we may be required to take a long or short position in a security to the extent that an offsetting purchaser or seller is not immediately available.

    STRATEGIC STRUCTURING AND TRANSACTIONS (SST). We target mispriced assets using sophisticated models and proprietary quantitative methods. We maintain substantial proprietary trading and investment positions in domestic and foreign markets across a wide spectrum of equity and commodity securities including listed and over-the-counter ("OTC") options, futures and swaps.

    FOREIGN EXCHANGE. We trade in foreign exchange, including: major and minor currencies on a spot and forward basis, listed and over-the-counter foreign currency options, and foreign currency futures. Currency option strategies are made available to our customers to help them meet their specific risk management objectives.

    DERIVATIVES. We run a customer-driven business that focuses on individually-negotiated derivative instruments across the fixed income, currency, credit, and equity markets. Among the products in which we are most active are interest rate swaps and options, equity swaps and options, currency swaps and options, credit derivatives, and tax-exempt derivatives. We also structure products that combine derivatives having both privately- and publicly-placed debt and/or equity components. By tailoring products across the spectrum of derivatives markets, we design solutions to meet customer asset-liability management, investment, and capital market needs.

    OVER-THE-COUNTER EQUITY SECURITIES. We make markets on a principal basis in common and preferred stocks, warrants, and other securities traded on the NASD's Automated Quotation System and otherwise in the over-the-counter market. Principal transactions with customers are effected at a net price equal to the prevailing inter-dealer price, plus or minus a mark-up or mark-down.

    EMERGING MARKETS. We provide financial services in various emerging markets worldwide including: securities brokerage, equity and fixed income trading and sales, securities research; and a full range of investment banking, capital formation and advisory services. As part of these activities, we manage and participate in public offerings and arrange the private placement of debt and equity securities with institutional investors. The markets we currently cover include Latin America, Asia, and Europe.

    SPECIALIST ACTIVITIES. We are a participant in a specialist unit on the NYSE that performs specialist functions in 170 NYSE-listed stocks. This market-making operation is conducted through a joint venture with a member organization pursuant to a joint-account agreement. We are also a participant in a specialist unit on the American Stock Exchange, performing specialist functions in stocks and options. The market-making function of the specialist involves risk of loss during periods of market fluctuation, since specialists are obliged to take positions in their issues counter to the direction of the market in order to minimize short-term imbalances in the auction market.

    BROKERAGE ACTIVITIES

    A major portion of our revenues is derived from customer commissions on brokerage transactions in equity and debt securities. We are one of the leading firms in the United States in providing brokerage services to institutional investors. Our brokerage clients include United States and foreign institutional investors such as investment advisors, mutual funds, hedge funds, commercial banks, insurance companies, pension and profit-sharing funds, and high net-worth individuals. A significant portion of our commission business is generated by institutional clients--often in block trades requiring special marketing and trading expertise--and from transactions originated by the correspondent

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organizations for whom we provide securities-clearance services. The largest portion of our commission revenue is derived from brokerage transactions in listed securities.

    INSTITUTIONAL. A substantial portion of our commission business involves the execution of transactions in corporate securities for domestic and foreign institutional investors. The primary source of revenue from equity activities is negotiated commission revenue earned from providing customers with liquidity, trading expertise, trade-processing capability, and investment advice. Investment advice includes economic forecasts, industry and company analyses, overall strategic guidance and recommendations.

    INDIVIDUAL INVESTORS. Our individual investor sales force concentrates on servicing individual clients possessing a high net-worth and on servicing corporations engaging in securities transactions of a size sufficient to benefit from our full range of institutional-caliber services.

    OPTION AND INDEX PRODUCTS. We provide an array of equity and index option-related execution services to institutional and individual clients. We utilize sophisticated research and computer modeling to formulate for clients specific recommendations relating to options and index trading.

    FUTURES. We provide transaction services for customers who trade contracts in futures, financial instruments and physical commodities, including options on futures, and physical products. These products are based on selected stock indices, fixed income securities, currencies, agricultural and energy products and precious metals. Domestic trading is subject to extensive regulation by the Commodity Futures Trading Commission ("CFTC") pursuant to the Commodity Exchange Act and the Commodity Futures Trading Commission Act of 1974. International trading activities are subject to regulation by the respective regulatory authorities in the locations where the futures or commodity exchanges reside, including the Securities and Futures Authority ("SFA") in the United Kingdom.

    The margin requirements covering substantially all transactions in futures and options contracts are subject to the particular exchange's regulations. In the United States, we are a clearing member of the Chicago Board of Trade, the Chicago Mercantile Exchange, the New York Mercantile Exchange and other principal futures exchanges. In the United Kingdom, we are a member of the International Petroleum Exchange ("IPE"), the London Commodity Exchange ("LCE"), the London International Financial Futures and Options Exchange ("LIFFE") and OMLX, The London Securities & Derivatives Exchange ("OMLX"). We also have memberships with Marche a Terme International de France, SA ("MATIF") and the Deutsche Terminborse in Europe. In Japan, memberships are held with the Tokyo Stock Exchange, the Osaka Stock Exchange and the Tokyo International Financial Futures Exchange for clearing Japanese Government bond futures, for clearing Japanese stock index products and for executing currency futures, respectively.

    INTERNATIONAL. BSIL is a securities broker dealer based in London. Its principal activities are dealing on both a principal and agency basis in bonds, equities and over-the-counter derivatives, along with underwriting and investment banking. BSIL is regulated by the SFA, and is a member of LIFFE, OMLX, the IPE and the LCE. Another London subsidiary, Bear Stearns International Trading Limited ("BSIT"), is a market-maker in various non-dollar-denominated equity securities. BSIT is a member of the London Stock Exchange and Stock Exchange Automated Quotations International ("SEAQ"). BSIT is also regulated by the SFA.

    Bear Stearns Bank plc (the "Bank") is an Irish-based bank, which was incorporated in 1996 and subsequently granted a banking license under Section 9 of the Irish Central Bank Act, 1971. The Bank engages in capital markets activities with particular focus on the trading and sales of OTC interest rate derivative products.

    Bear Stearns (Japan) Ltd. ("BSJL") is a broker dealer registered with the Japanese Ministry of Finance. BSJL sells equity and fixed income securities to Japanese institutional customers. BSJL has a

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special membership on the Tokyo Stock Exchange and is a regular member of the
Osaka Stock Exchange. Bear Stearns Hong Kong Ltd. is a member of the Securities and Futures Commission and sells U.S. commodities to retail customers. Bear Stearns Asia Ltd. is a member of the Stock Exchange of Hong Kong and sells equity and fixed income securities and derivative products to institutional and retail customers in Asia (excluding Japan) and also provides investment banking services to institutional clients. Bear Stearns Singapore Pte. Limited is a broker dealer registered with the Monetary Authority of Singapore and sells fixed income and equity securities, including derivatives, to institutional investors in Singapore, Southeast Asia, Australia and New Zealand.

    INVESTMENT BANKING

    We are a major global investment banking firm providing a full range of capital formation and advisory services to a broad spectrum of clients. We manage and participate in public offerings and arrange the private placement of debt and equity securities directly with institutional investors. We provide advisory services to clients on a wide range of financial matters and assist with mergers, acquisitions, leveraged buyouts, divestitures, corporate reorganizations, and recapitalizations.

    Our strategy is to concentrate a major portion of our corporate finance business development efforts within those industries in which we have established a leadership position in providing investment banking services. Industry specialty groups include financial services, health care, media/ entertainment, merchandising, natural resources, pharmaceuticals, real estate, gaming and lodging, technology and telecommunications. These groups are responsible for initiating, developing and maintaining client relationships, and for executing transactions involving these clients. We have focused primarily on those industries in which we also have a strong research capability.

    In addition to being structured according to distinct industry groups, we have a number of professionals who specialize in specific types of transactions. These include mergers and acquisitions ("M&A"), equity offerings, high yield securities, and other transaction specialties.

    MERGERS AND ACQUISITIONS. We are active in arranging various M&A transactions for our clients. We participate in a broad range of domestic and international assignments including acquisitions, divestitures, strategic restructurings, proxy contests, leveraged buyouts, and defenses against unsolicited takeovers.

    EQUITY OFFERINGS. Our equity capital markets group focuses on providing financing for issuers of equity and convertible equity securities in the public markets. The group assists in the origination, and is responsible for the structuring and execution, of transactions for a broad range of clients.

    HIGH YIELD SECURITIES. Our high yield securities group focuses on providing financing in the public and private capital markets. The group is responsible for originating, structuring, and executing high yield transactions across a wide range of companies and industries, as well as managing client relationships with both high yield corporate issuers and financial sponsors of leveraged transactions.

    LEVERAGED ACQUISITIONS. As part of our investment banking activities, we occasionally make investments as principal in leveraged acquisitions and in leveraged buy-out funds as a limited partner. Our investments generally take the form of equity securities, either common or preferred stock. Equity securities purchased in these transactions generally are held for appreciation and are not readily marketable. While we believe that the current carrying value of these instruments is at least equal to their eventual realizable value, it is not possible to determine whether, or when, we will realize the value of these investments.

    COMMERCIAL REAL ESTATE. We are engaged in a variety of real estate activities on a nationwide basis. We provide comprehensive real estate-related investment banking, capital markets and financial advisory services.

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    SECURITIES CLEARANCE ACTIVITIES

    We provide a full range of securities clearing services to clients. Organizations that are engaged in the retail or institutional brokerage business and are members of the NYSE and/or NASD comprise one category of correspondent clearing clients called "fully-disclosed correspondents." In addition, we have extensive involvement in the clearing of securities transactions for "professional clearing clients" such as: hedge funds, market-makers, specialists, arbitrageurs, money managers, and other professional investors trading at multiple securities firms.

    Besides commissions and service charges realized from securities clearing activities, we also earn substantial amounts of interest income. We extend credit directly to the customers of correspondent firms in order to facilitate the conduct of customer securities transactions on a margin basis. The correspondents indemnify us against margin losses on customer accounts. We also extend margin credit directly to correspondents to the extent that such firms pledge proprietary assets as collateral. Since we must rely on the guarantees and general credit of the correspondents, we may be exposed to significant risk of loss if correspondents are unable to meet their financial commitments should there be a substantial adverse change in the value of margined securities. The clearing business for hedge funds, market-makers, arbitrageurs, specialists, and other professional traders can require a substantial commitment of our capital involving varying degrees of risk. We have developed computerized control systems to monitor and analyze risk on a daily basis.

    In addition to clearing trades, we provide other products and services to our correspondents such as recordkeeping, trading reports, accounting, general back-office support, securities lending, reorganization and custody of securities. Our Prime Broker Plus system provides consolidated reporting and securities processing for professional investors executing trades at more than one securities firm. The financial responsibilities arising from our clearing relationships are allocated in accordance with agreements with correspondents. To the extent that the correspondent has available resources, we are protected against claims by customers of the correspondent when the latter has been allocated responsibility for a function giving rise to a claim. However, if the correspondent is unable to meet its obligations, dissatisfied customers may attempt to seek recovery from us.

    We attempt to broaden, wherever possible, our relationships with correspondent clearing clients. In addition to performing administrative, operational and settlement functions, we also advise correspondents on communications systems and make available to them a variety of non-brokerage products and services on favorable terms enabling them to benefit from our centralized purchasing power.

    INTEREST

    We derive substantial net-interest income from customer margin loans and securities lending.

    CUSTOMER FINANCING. Securities transactions are effected for customers on either a cash or margin basis. In a margin transaction, we extend credit to a customer for a portion of the purchase price, subject to various regulatory and internal requirements, which is collateralized by securities and cash in the customer's account. We receive income from interest charged on the extension of credit; the rate of interest charged to customers for margin financing is based upon the Federal funds rate, brokers call rate or LIBOR. By allowing a customer to purchase securities on margin, we assume the risk of loss if an adverse market movement reduces the value of the collateral below the amount of a customer's indebtedness. Our net interest income is impacted by the volume of customer borrowings and by the prevailing levels of interest rates.

    SECURITIES LENDING ACTIVITIES. In connection with both its trading and brokerage activities, we borrow and lend securities to brokers and dealers and other trading entities to cover short sales and to complete transactions in which customers have failed to deliver securities by settlement date. The

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borrower of securities is required to deposit cash or other collateral or to post a letter of credit with the lender. The borrower of securities generally receives a rebate (based on the amount of cash deposited) or pays a fee calculated to yield a negotiated rate-of-return for the lender. Stock borrow and stock loan transactions are generally executed pursuant to written agreements with counterparties which require that (1) securities borrowed and loaned be marked-to-market on a daily basis, (2) excess collateral be refunded, and (3) deficit collateral be furnished. Mark-to-market adjustments are usually made on a daily basis through the facilities of various clearing houses to reflect changes in the market value of loaned securities.

    OTHER ACTIVITIES

    ASSET MANAGEMENT. Our asset management division manages equity and fixed income assets for some of the United States' leading corporate pension plans, public systems, endowments, foundations, multi-employer plans, insurance companies, corporations, families and high net-worth individuals. With nearly $12 billion under management, the asset management division provides our clients with diverse products, expertise and experience for enhancing investment returns by identifying, and taking advantage of, investment opportunities in the financial markets. Institutional and high-net-worth products include:

    - Large, Mid and Small Cap Value Equity;

    - Global and Emerging Markets Fixed Income;

    - Cash Management;

    - Alternative Investment Strategies, including Hedge Funds, Private Equity, Venture Capital and Collateralized Bond Obligations; and

    - Wrap Accounts.

    In addition, the asset management division serves individual investors through its management of The Bear Stearns Funds, a family of mutual funds which include: S&P STARS, Large Cap Value, Small Cap Value, The Insiders Select, Focus List, International Equity, Balanced, Total Return Bond, High Yield Total Return, and The Emerging Markets Debt Portfolios.

    EQUITY RESEARCH. The Equity Research Department provides comprehensive industry and company coverage on over 1,100 stocks in more than 100 industries. The focus of the Department's 90 analysts is fundamental research on domestic and international stocks.

    FIXED INCOME RESEARCH is composed of the following three units:

        (1) FINANCIAL ANALYTICS AND STRUCTURED TRANSACTIONS GROUP (F.A.S.T.) provides financial engineering and securitization capabilities, investment research, fixed income portfolio management and analytical systems and trading technology for mortgage-related and fixed income securities. This unit also performs original research on valuation techniques and provides consulting services.

        (2) HIGH GRADE RESEARCH consists of approximately 18 analysts and researchers and provides coverage of over 30 industries and 700 companies.

        (3) HIGH YIELD RESEARCH consists of 28 analysts and researchers for domestic issues and 15 analysts and researchers for international issues, provides coverage on over 600 corporate and sovereign issuers of below investment grade fixed income securities.

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    CUSTODIAL TRUST COMPANY.  We offer a range of trust company and securities-clearance services through our wholly owned subsidiary CTC. CTC provides us with banking powers, such as access to the securities and funds-wire services of the Federal Reserve System. CTC provides fiduciary, custody and agency services for institutional accounts; the clearance of government securities for institutions and dealers; the processing of mortgage and mortgage-related products, including derivatives and CMO products; and commercial lending. At March 26, 1999, CTC held $140 billion of assets for clients, including institutional clients such as pension funds, mutual funds, endowment funds, religious organizations and insurance companies.

    ADMINISTRATION AND OPERATIONS

    Administration and operations personnel are responsible for the processing of securities transactions; the receipt, identification and delivery of funds and securities; internal financial controls; accounting functions; office services; the custody of customer securities; and the overseeing of our margin accounts and correspondent organizations. The processing, settlement, and accounting for transactions for us, correspondent organizations, and the customers of correspondent organizations is handled by a staff of approximately 5,000 employees located in separate operations offices in New York City and Whippany, New Jersey and, to a lesser extent, our offices worldwide.

    We execute our own and correspondent transactions on all United States exchanges and in the over-the-counter market. We clear all of our domestic and international transactions (i.e., delivery of securities sold, receipt of securities purchased, and transfer of related funds) through our own facilities, unaffiliated commercial banks and through memberships in various clearing corporations.

    There is considerable fluctuation in the volume of transactions we process, clear and settle. Operations personnel monitor day-to-day operations to assure compliance with applicable laws, rules and regulations. We record transactions and post our books on a daily basis. Failure to keep current and accurate books and records can render us liable to disciplinary action by governmental and self-regulatory organizations.

    We maintain our own data processing facilities, which have been expanded significantly in recent years.

    We believe our internal controls and safeguards are adequate, but recognize that fraud and misconduct by customers and employees, including the possible theft of securities, are risks inherent in the securities industry. As required by the NYSE and certain other authorities, we carry a broker's blanket-bond insurance covering the loss or theft of securities, check- and draft-forgery, embezzlement, and the misplacement of securities. This blanket-bond policy provides fidelity coverage and coverage for loss or theft of securities, fraudulent trading, and securities forgery of up to $200 million annual aggregate, subject to a deductible of $2.5 million per occurrence.

    COMPETITION

    We encounter intense competition in all aspects of the securities business and compete directly with other securities firms--both domestic and foreign--many having substantially greater capital and resources and offering a wider range of financial services than we do. Besides competition from firms in the securities business, in recent years we have experienced increasing competition from other sources, such as commercial banks and insurance companies. We believe that the principal factors affecting competition involve the caliber and abilities of professional personnel, the relative prices of the services and products being offered, and the quality of our services.

                                      S-32
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    REGULATIONS AND OTHER FACTORS AFFECTING OUR COMPANY AND THE SECURITIES
     INDUSTRY

    The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC is the federal agency responsible for the administration of the federal securities laws. Bear Stearns and BSSC are registered as broker dealers with the SEC and are registered as broker dealers in all 50 states and the District of Columbia. Additionally, Bear Stearns is registered as an investment adviser with the SEC. Much of the regulation of broker dealers has been delegated to self-regulatory organizations, principally the NASD, the Municipal Securities Rulemaking Board, and national securities exchanges such as the NYSE, which has been designated by the SEC as the primary regulator of certain of our subsidiaries, including Bear Stearns and BSSC. These self-regulatory organizations (1) adopt rules, subject to approval by the SEC, which govern the industry and (2) conduct periodic examinations of our operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business.

    Broker dealers are subject to regulations which cover all aspects of the securities business including: sales methods; trade practices; use and safekeeping of customer funds and securities; capital structures; recordkeeping; and the conduct of directors, officers and employees. The types of regulations to which investment advisers are subject include: recordkeeping; fee arrangements; client disclosure; and the conduct of directors, officers and employees. The mode of operation and profitability of broker dealers or investment advisers may be directly affected by new legislation; changes in rules promulgated by the SEC and self-regulatory organizations; and changes in the interpretation or enforcement of existing laws and rules. The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings that can result in censures, fines, the issuance of cease-and-desist orders, and the suspension or expulsion of a broker dealer or an investment adviser, its officers or employees. The principal purpose of regulation and discipline of broker dealers and investment advisers is the protection of customers and the securities markets, rather than the protection of creditors and stockholders of broker dealers or investment advisers. On occasion our subsidiaries have been subject to routine investigations and proceedings, and sanctions have been imposed for infractions of various regulations, none of which, to date, has had a material adverse effect on us or our business.

    The Market Reform Act of 1990 was adopted for the following reasons: (1) to strengthen regulatory oversight of the securities markets, (2) to improve the financial condition of market participants and (3) to improve the safety and efficiency of market mechanisms by creating a system for providing information and oversight for the parents and other affiliates of broker dealers. The SEC has adopted the Risk Assessment Reporting Requirements for Brokers and Dealers (the "Risk Assessment Rules") to implement the provisions of the Market Reform Act of 1990. The Risk Assessment Rules require that broker dealers: (1) develop an organizational chart; (2) maintain risk management procedures or standards for monitoring and controlling the risks resulting from activities of material associated persons; (3) maintain and preserve records and other information; and
(4) file quarterly reports covering the risk-management procedures and the financial and securities activities of the holding companies of broker dealers, or broker dealer affiliates or subsidiaries that are reasonably likely to have a material impact on the financial and operational condition of the broker dealer.

    The Insider Trading and Securities Fraud Enforcement Act of 1988 augments enforcement of the securities laws through a variety of measures designed to provide greater deterrence, detection, and punishment of insider-trading violations. Among other things, the law: (1) expands the scope of civil penalties to controlling persons who fail to take adequate steps to prevent insider trading; (2) initiates a bounty program by giving the SEC discretion to reward informants who provide assistance to the agency; and (3) requires broker dealers and investment advisors to establish and enforce written policies and procedures reasonably designed to prevent the misuse of inside information.

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    The Government Securities Act of 1986 (the "Government Securities Act")
established a comprehensive and coordinated pattern for the regulation of brokers, dealers and financial institutions who trade in government securities, which includes Bear Stearns. Under the Government Securities Act, Bear Stearns is subject to Department of Treasury regulations covering among other things: custody and use of government securities, and transfers and control of government securities subject to repurchase transactions.

    The commodities industry in the United States is subject to regulation under the Commodity Exchange Act, as amended. The CFTC is the federal agency charged with the administration of the Commodity Exchange Act and the regulations thereunder. Bear Stearns and BSSC are registered with the CFTC as futures commission merchants and are subject to regulation as such by the CFTC and various domestic boards of trade and other commodity exchanges. Bear Stearns' and BSSC's commodity-futures business is also regulated by the NFA, a not-for-profit membership corporation, which has been designated a registered futures association by the CFTC.

    As registered broker dealers and member firms of the NYSE, both Bear Stearns and BSSC are subject to the Net Capital Rule (Rule 15c3-1) (the "Net Capital Rule") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which has been adopted through incorporation by reference in NYSE Rule
325. The Net Capital Rule, which specifies minimum net capital requirements for registered broker dealers, is designed to measure the general financial integrity and liquidity of broker dealers and requires that at least a minimal portion of its assets be kept in relatively liquid form.

    Bear Stearns and BSSC are also subject to the net capital requirements of the CFTC and various commodity exchanges which generally require that Bear Stearns and BSSC maintain a minimum net capital equal to the greater of the alternative net capital requirement provided for under the Exchange Act or 4% of the funds required to be segregated under the Commodity Exchange Act and the regulations promulgated thereunder.

    Compliance with the Net Capital Rule could limit those operations of Bear Stearns and/or BSSC that require significant capital usage, such as underwriting, trading and the financing of customer margin-account debit balances. The Net Capital Rule could also restrict our ability to withdraw capital from Bear Stearns or BSSC, which in turn could limit our ability to pay dividends, pay interest, repay debt, or redeem or purchase shares of our outstanding capital stock. Additional information regarding net-capital requirements is set forth under the Notes to the Consolidated Financial Statements in Footnote 7, entitled "Regulatory Requirements" in our Annual Report on Form 10-K for the fiscal year ended June 30, 1998. See "Where You Can Find More Information" and "General Information."

    Bear Stearns and BSSC are members of the Securities Investor Protection Corporation, which provides insurance protection for customer accounts held by these entities of up to $500,000 for each customer, subject to a limitation of $100,000 for cash balance claims in the event of the liquidation of a broker dealer. In addition, all customer accounts are protected by an excess securities bond issued by a private company, providing protection for the entire net equity of the accounts.

    The activities of our bank and trust company subsidiary, CTC, are regulated by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation ("FDIC"). FDIC regulations applicable to CTC limit the extent to which CTC and Bear Stearns may have common directors or may share physical facilities. FDIC regulations require certain disclosures in connection with joint advertising or promotional activities conducted by Bear Stearns and CTC. Such regulations also restrict certain activities of CTC in connection with the securities business of Bear Stearns. Federal legislation limits (1) an expansion in the scope of the activities of CTC, (2) the cross-marketing of certain services with its affiliates and (3) the use of overdrafts at Federal Reserve banks on behalf of affiliates.

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    We trade in over-the-counter derivative products and do a substantial volume of business in the international fixed income and equity markets through BSIL and are a market-maker in certain non-dollar-denominated securities and engage in index and derivative arbitrage through BSIT. BSIL and BSIT are subject to the United Kingdom Financial Services Act 1986, which governs all aspects of the investment business in the United Kingdom including: regulatory capital, sales and trading practices, use and safekeeping of customer funds, securities recordkeeping, margin practices and procedures, registration standards for individuals, periodic reporting and settlement procedures. BSIL and BSIT are subject to supervision by and are regulated in accordance with the rules of the SFA. BSIT is a member of the London Stock Exchange and SEAQ International.

    Bear Stearns Bank plc is an Irish-based bank, which was incorporated in 1996 and subsequently granted a banking license under Section 9 of the Irish Central Bank Act, 1971. The Bank engages in capital markets activities with particular focus on the trading and sales of OTC interest rate derivative products.

    BSJL is a broker dealer registered with the Japanese Ministry of Finance. BSJL sells equity and fixed income securities to Japanese institutional customers. BSJL has a special membership on the Tokyo Stock Exchange and is a regular member of the Osaka Stock Exchange. Bear Stearns Hong Kong Ltd. is a member of the Securities and Futures Commission and sells U.S. commodities to retail customers. Bear Stearns Asia Ltd. is a member of the Stock Exchange of Hong Kong and sells equity and fixed income securities and derivative products to institutional and retail customers in Asia (excluding Japan) and also provides investment banking services to institutional clients. Bear Stearns Singapore Pte. Limited is a broker dealer registered with the Monetary Authority of Singapore and sells fixed income and equity securities, including derivatives, to institutional investors in Singapore, Southeast Asia, Australia and New Zealand.

    We, like other securities firms, are directly affected by such things as: national and international economic and political conditions, broad trends in business and finance, legislation and regulations affecting the national and international financial and business communities, currency values, the level and volatility of interest rates, and fluctuations in the volume and the price levels in the securities and commodities markets. These and other factors can affect our volume of security new-issues, mergers, acquisitions, and business restructurings; stability and liquidity of securities and commodities markets; and ability of issuers, other securities firms and counterparties to perform on their obligations. Decreases in the volume of security new-issues, merger, acquisitions or restructurings generally results in lower revenues from investment banking and, to a lesser extent, reduced principal transactions. A reduced volume of securities and commodities transactions and reduced market liquidity generally result in lower revenues from principal transactions and commissions. Lower price levels for securities may result in a reduced volume of transactions, and may also result in losses from declines in the market value of securities held in proprietary trading and underwriting accounts. In periods of reduced sales and trading or investment banking activity, profitability may be adversely affected because certain expenses remain relatively fixed. Sudden and sharp declines in the market values of securities and/or the failure of issuers and counterparties to perform on their obligations can result in illiquid markets. In such markets, we may not be able to sell securities and/or may have difficulty in hedging our securities positions. Such market conditions, if prolonged, may also lower our revenues from investment banking and principal transactions.

    Our securities trading, derivatives, arbitrage, market-making, specialist, leveraged buyout and underwriting activities are conducted on a principal basis and expose us to significant risk of loss. Such risks include market, counterparty credit, and liquidity risks.

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                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Cadwalader, Wickersham & Taft, special tax counsel to us, the following discussion summarizes certain of the U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of Notes. Except as provided below under "--Federal Income Tax Consequences to Non-U.S. Holders," this summary deals only with a Holder that is:

    - a citizen or resident of the United States;

    - a corporation, partnership or other business entity created or organized in or under the laws of the United States or any State or political subdivision thereof (including the District of Columbia);

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust with respect to which a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions (each, a "U.S. Holder").

As used in this summary, the term "Non-U.S. Holder" means a Holder that is not a "U.S. Holder."

    An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

    This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only Holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a "straddle" or a "conversion transaction" for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as life insurance companies, retirement plans, regulated investment companies, securities dealers, expatriates or investors whose functional currency is not the U.S. dollar). Persons considering the purchase of Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.

FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

    TREATMENT OF INTEREST

    Stated interest on the Notes will be taxable to a U.S. Holder as ordinary interest income as the interest accrues or is paid (in accordance with the U.S. Holder's method of tax accounting).

    TREATMENT OF DISPOSITIONS OF NOTES

    Upon the sale, exchange, retirement or other taxable disposition of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount received (other than amounts in respect of accrued and unpaid interest, which will be taxable as such) and the adjusted tax basis of the Note. A U.S. Holder's tax basis in a Note will be, in general, such U.S. Holder's cost therefor. Gain or loss realized on the sale, exchange or retirement of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the Note had been held for more than one year.

FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following is a summary of the U.S. federal income tax consequences generally applicable to Non-U.S. Holders of the Notes. For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the Note will be considered "U.S. trade or business income" if such income or gain is (1) effectively connected with the conduct of a trade or business in the United States, or (2) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

    TREATMENT OF INTEREST

    A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the Notes if:

    - the interest is not U.S. trade or business income;

    - the Non-U.S. Holder provides an appropriate statement on IRS Form W-8 or Form W-8 BEN, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person; and

    - the Non-U.S. Holder is not a "10-percent shareholder" or a "related controlled foreign corporation" with respect to the Company.

If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement accompanied by a copy of the IRS Form W-8, Form W-8 BEN or the substitute form provided by the beneficial owner to the organization or institution.

    To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the Notes, unless an income tax treaty reduces or eliminates such tax or unless the interest is U.S. trade or business income and the Non-U.S. Holder provides an appropriate statement to that effect. In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the Notes in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income as well.

    TREATMENT OF DISPOSITIONS OF NOTES

    Generally, a Non-U.S. Holder will not be subject to federal income tax on any amount which constitutes capital gain upon the sale, exchange, retirement or other disposition of a Note unless such Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or unless the gain is U.S. trade or business income. In the latter event, generally Non-U.S. Holders will be subject to U.S. federal income tax with respect to such gain, in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income as well.

    TREATMENT OF NOTES FOR U.S. FEDERAL ESTATE TAX PURPOSES

    A Note will not be subject to U.S. federal estate tax, provided the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on such Notes would not have been considered U.S. trade or business income.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    Under certain circumstances, the Code requires "information reporting" annually to the Internal Revenue Service (the "IRS") and to each Holder, and "backup withholding" at a rate of 31% with respect to certain payments made on or with respect to the Notes. Backup withholding and information reporting generally do not apply with respect to certain Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts. Backup withholding will apply to a U.S. Holder only if the U.S. Holder:

    - fails to furnish its Taxpayer Identification Number ("TIN"), which for an individual would be his or her Social Security Number;

    - furnishes an incorrect TIN;

    - is notified by the IRS that it has failed to properly report payments of interest and dividends; or

    - under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. The application for exemption is available by providing a properly completed IRS Form W-9.

    A Non-U.S. Holder that provides an IRS Form W-8 or Form W-8 BEN, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a United States person will not be subject to IRS information reporting requirements and U.S. backup withholding. With respect to interest paid on or after January 1, 2001, IRS Forms W-8 BEN will be required from the beneficial owners of interests in a Non-U.S. Holder that is treated as a partnership for U.S. federal income tax purposes.

    The payment of the proceeds on the disposition of a Note by a Holder to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the Holder either certifies its status as a Non-U.S. Holder under penalties of perjury on IRS Form W-8 or Form W-8 BEN (as described above) or otherwise establishes an exemption. The payment of the proceeds on the disposition of a Note by a Non-U.S. Holder to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. related person" (as defined below). The payment of proceeds on the disposition of a Note by a Non-U.S. Holder to or through a non-U.S. office of a U.S. broker or a U.S. related person generally will not be subject to backup withholding but will be subject to information reporting unless the Holder certifies its status as a Non-U.S. Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-U.S. Holder's foreign status and the broker has no actual knowledge to the contrary.

    For this purpose, a "U.S. related person" is:

    - a "controlled foreign corporation" for U.S. federal income tax purposes;

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

    - for payments made on or after January 1, 2001, a foreign partnership if at any time during its tax year one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

    Backup withholding is not an additional tax and may be refunded (or credited against the Holder's U.S. federal income tax liability, if any), provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

STATE, LOCAL AND FOREIGN TAXES

    Holders should consult their tax advisors with respect to state, local and foreign tax considerations relevant to an investment in Notes.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in underwriting agreements dated July 22, 1999 (the "Underwriting Agreements") for each of the Fixed Rate Notes, the Floating Rate Notes due 2001 and the Floating Rate Notes due 2002 between us and the Underwriters named below, we have agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

                                                                                       PRINCIPAL
                                                                                         AMOUNT
                                                                                        OF FIXED
UNDERWRITER                                                                            RATE NOTES
-----------------------------------------------------------------------------------  --------------
Bear, Stearns & Co. Inc............................................................  $  410,000,000
Banc of America Securities LLC.....................................................      15,000,000
Banc One Capital Markets, Inc......................................................      15,000,000
Chase Securities Inc...............................................................      15,000,000
Lehman Brothers Inc................................................................      15,000,000
Salomon Smith Barney Inc...........................................................      15,000,000
Warburg Dillon Read LLC............................................................      15,000,000
                                                                                     --------------
    Total..........................................................................  $  500,000,000
                                                                                     --------------
                                                                                     --------------

                                                                                       PRINCIPAL
                                                                                       AMOUNT OF
                                                                                     FLOATING RATE
                                                                                         NOTES
UNDERWRITER                                                                             DUE 2001
-----------------------------------------------------------------------------------  --------------
Bear, Stearns & Co. Inc............................................................  $  510,000,000
ABN AMRO Bank N.V..................................................................      18,000,000
Banque Bruxelles Lambert S.A.......................................................      18,000,000
Dresdner Bank AG London Branch.....................................................      18,000,000
Fortis Bank NV-SA..................................................................      18,000,000
Westdeutsche Landesbank Girozentrale...............................................      18,000,000
                                                                                     --------------
    Total..........................................................................  $  600,000,000
                                                                                     --------------
                                                                                     --------------

                                                                                       PRINCIPAL
                                                                                       AMOUNT OF
                                                                                     FLOATING RATE
                                                                                         NOTES
UNDERWRITER                                                                             DUE 2002
-----------------------------------------------------------------------------------  --------------
Bear, Stearns & Co. Inc............................................................  $  250,000,000
                                                                                     --------------
    Total..........................................................................  $  250,000,000
                                                                                     --------------
                                                                                     --------------

    The Underwriters have advised us that they propose to offer some or all of the Notes to the public at the offering price set forth on the cover page of this prospectus supplement and any balance to certain dealers at a price that reflects concessions not in excess of 0.125%, 0.100% and 0.125% of the principal amount of the Fixed Rate Notes, the Floating Rate Notes due 2001 and the Floating Rate Notes due 2002, respectively. Such dealers may reallow a concession to other dealers not in excess of 0.125%, 0.100% and 0.125% of the principal amount of the Fixed Rate Notes, the Floating Rate Notes due 2001 and the Floating Rate Notes due 2002, respectively. After the initial offering to the public, the public offering price and other selling terms may be changed. The Underwriting Agreements provide that we will pay as underwriters' compensation the amounts set forth as underwriting discount on the table on the cover page of this prospectus supplement. The expenses of the offering of the Notes are estimated to be approximately $300,000.

    In the event of default by one or more Underwriters, the Underwriting Agreements provide that in certain circumstances other underwriters may be substituted or the commitment of each non-defaulting Underwriter may be increased up to 10%. However, if the default involves more than 10% of the aggregate principal amount of the Notes, the Underwriting Agreements may be terminated.

    The Underwriting Agreements provide that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Notes if any are purchased. The Underwriters reserve the right to withdraw, cancel or modify the offering, and to reject orders in whole or in part.

    Bear Stearns is acting as Global Coordinator for the offering of the Notes. The Underwriters propose initially to offer the Notes for sale in the United States and in those jurisdictions in Europe and Asia where it is legal to make such offers. However, no action has been or, except in connection with the application for listing the Notes on the Official List of the London Stock Exchange, will be taken in any jurisdiction by the Underwriters or us that would permit a public offering of the Notes or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction, other than the United States, where, or in any circumstances in which, action for that purpose is required.

    Each Underwriter has represented and agreed that:

        (a) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom, prior to the earlier of the expiration of the period of six months from the Settlement Date and the admission of the Notes to listing in accordance with Part IV of the Financial Services Act 1986, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986;

        (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

        (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Financial Services Act 1986, to a person who is of a kind described in
    Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

    Each Underwriter has agreed that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it offers, sells or delivers any of the Notes or possesses or distributes this prospectus supplement and the accompanying prospectus and will obtain any consent, approval or permission which is (to the best of its knowledge and belief) required by it for the purchase, offer, sale or delivery by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither we nor any other Underwriter shall have any responsibility therefor.

    You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

    The Notes are a new issue of securities with no established trading market. Although we intend to cause the Notes to be listed on the London Stock Exchange, no guarantees can be given that the application will be approved, and we do not intend to apply for listing of the Notes on a national securities exchange in the United States. We have been advised by Bear Stearns that, following completion of the offering of the Notes, Bear Stearns and its affiliates and certain of the other Underwriters intend to make a market in the Notes, although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market.

    All secondary trading in the Notes will settle in same day funds. See "Description of the Notes-- Book-Entry, Delivery and Form--Global Clearance and Settlement Procedures."

    It is expected that delivery of the Notes will be made against payment therefor on or about July 29, 1999, which is the fifth business day following the date hereof (such settlement cycle being herein referred to as "T+5"). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes executed on the date of pricing may be affected by the T+5 settlement.

    The Underwriting Agreements provide that we will indemnify the Underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

    Bear Stearns, in its capacity as an Underwriter, has committed to purchase from us 82% of the principal amount of the Fixed Rate Notes, 85% of the principal amount of the Floating Rate Notes due 2001 and 100% of the principal amount of the Floating Rate Notes due 2002 being underwritten by the Underwriters, on the same basis as the other Underwriters. Bear Stearns is our wholly-owned subsidiary. To the extent that part or all of the Notes so purchased by Bear Stearns are not resold by it at the initial offering price, the funds derived from our sale of the Notes on a consolidated basis may be reduced, because we will not derive any additional funds from Notes purchased by Bear Stearns and not resold. Bear Stearns intends to resell any Notes that it is unable to resell from time to time, at prevailing market prices, subject to applicable prospectus delivery and other legal requirements.

    Bear Stearns intends to resell a portion of the Notes being purchased from us to BSIL, our wholly-owned subsidiary. We will not derive any additional funds from Notes purchased by BSIL and not resold by BSIL.

    Certain of the Underwriters and their affiliates engage from time to time in general financing and banking transactions with us and our affiliates. In addition, the Trustee is an affiliate of Chase Securities Inc., one of the Underwriters.

    The offer and sale of the Notes in respect of which this prospectus supplement is delivered complies with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD regarding underwriting securities of an affiliate of an NASD member.

    In order to facilitate the offering of the Notes, Bear Stearns, in its capacity as Global Coordinator of the offering of the Notes, may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level which might not otherwise prevail in the open market. Specifically, Bear Stearns, on behalf of the Underwriters, may over-allot or otherwise create a short position in the Notes for the account of the Underwriters by selling more Notes than have been sold to them by us. Bear Stearns, on behalf of the Underwriters, may elect to cover any such short position by purchasing Notes in the open market. In addition, Bear Stearns, on behalf of the Underwriters, may stabilize or maintain the price of the Notes by bidding for or purchasing Notes in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the

Notes to the extent that it discourages resales of Notes. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft, New York, New York, U.S.A. Certain legal matters will be passed upon for the Underwriters by Kramer Levin Naftalis & Frankel LLP, New York, New York, U.S.A. Certain legal matters relating to the laws of England and Wales are being passed upon for us by Cadwalader, Wickersham & Taft, London, England, and for the Underwriters by Weil, Gotshal & Manges, London, England.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedules incorporated in this prospectus supplement by reference from our 1998 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                              GENERAL INFORMATION

    We are incorporated with shares and limited liability under the laws of the State of Delaware, the United States. Our registered office is at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, U.S.A. Our principal executive office is 245 Park Avenue, New York, New York 10167, U.S.A.

    So long as the Notes are outstanding, copies of the following documents will be available from our principal executive office and from the specified offices of the paying agents in London:

        (i) our Certificate of Incorporation and By-laws;

        (ii) our published audited consolidated financial statements contained in our Annual Report on Form 10-K for the two financial years ended June 30, 1998;

        (iii) our published unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the nine month periods ended March 27, 1998 and March 26, 1999;

        (iv) the Underwriting Agreements and the Indenture;

        (v) a copy of this prospectus supplement and accompanying prospectus;

        (vi) the written agreement of Cadwalader, Wickersham & Taft referred to below; and

        (vii) any other documents incorporated herein by reference.

    The consolidated financial statements of the Company for each of the three financial years ended June 30, 1998 were audited, without qualification, by Deloitte & Touche LLP, 2 World Financial Center, New York, New York 10281, U.S.A., independent certified public accountants, in accordance with auditing standards generally accepted in the United States.

    Cadwalader, Wickersham & Taft have given and have not withdrawn their written agreement to the inclusion of their tax summary in this prospectus supplement in the form and context in which it appears.

    Other than as disclosed or contemplated herein, there has been no material change in our financial or trading position or material adverse change in our financial position or prospects since June 30, 1998.

    In the normal course of our business, we have been named as defendant in numerous civil actions arising out of our activities as broker and dealer in securities, as an underwriter, as an investment banker, as employer or arising out of alleged employee misconduct. Several of these actions are class actions that allege damages in large or indeterminate amounts. Although the ultimate outcome of these actions cannot be ascertained at this time, it is the opinion of our management, after consultation with relevant counsel, that the resolution of these actions will not have a material adverse effect on our consolidated financial condition. Subject to the foregoing, there are no legal or arbitration proceedings (including any such proceedings which are pending or threatened) of which we are aware which may have or have had during the 12 months before the date of this document a material effect on our consolidated financial condition.

    The Fixed Rate Notes, the Floating Rate Notes due 2001 and the Floating Rate Notes due 2002 have been assigned Euroclear and Cedelbank Common Codes, International Security Identification Numbers (ISIN) and CUSIP Nos. as follows:

                                                                       FLOATING RATE          FLOATING RATE
                                                 FIXED RATE                NOTES                  NOTES
                                                    NOTES                DUE 2001               DUE 2002
                                            ---------------------  ---------------------  ---------------------
Euroclear and Cedel Common Code:..........        010037638              010037697              010037727
ISIN:.....................................      US073902BP22           US073902BN73           US073902BQ05
CUSIP:....................................        073902BP2              073902BN7              073902BQ0

PROSPECTUS

                                 $7,315,045,162

                        THE BEAR STEARNS COMPANIES INC.

                          DEBT SECURITIES AND WARRANTS

    The Company may issue and sell from time to time, in one or more series with an aggregate initial public offering price of up to $7,315,045,162 (or the equivalent in foreign denominated currency or units based on or relating to such currencies), debt securities ("Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness, and warrants ("Warrants") to purchase Debt Securities or to buy and sell government debt securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or other indices or references. The Debt Securities and Warrants are herein collectively referred to as the "Securities." The Debt Securities and Warrants may be offered independently or together for sale directly to purchasers or through dealers, underwriters or agents. The Company will offer the Securities to the public on terms determined by market conditions. The Securities may be sold for, and principal of and interest on Debt Securities and the cash settlement value of the Warrants may be payable in, United States dollars, foreign denominated currency or currency units, in each case, as the Company specifically designates.

    The accompanying Prospectus Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), currency or currency units in which payments will be made (if other than United States dollars), terms for any conversion or exchange (including any provisions for adjustment of such terms), listing (if any) on a securities exchange and any other specific terms of the Debt Securities, the purchase price, exercise price, exercise period, detachability and any other specific terms of any Warrants and the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of the Securities. The managing underwriters with respect to each series sold to or through underwriters will be named in the accompanying Prospectus Supplement. Such underwriters (and any representative thereof), dealers or agents may include Bear, Stearns & Co. Inc., a wholly owned subsidiary of the Company.

    There are no restrictions in the Indenture (as defined in the Prospectus) on the ability of the Company or its subsidiaries to incur additional unsecured indebtedness or on the ability of the Company to incur additional secured indebtedness except that the Indenture restricts the Company from incurring any indebtedness for borrowed money that is secured by a pledge of the Voting Stock of any Restricted Subsidiary (each as defined in the Prospectus) without effectively providing that the Notes and other indebtedness of the Company under the Indenture will be secured equally and ratably with such secured indebtedness.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT
                  HERETO. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Securities may be offered through dealers, through underwriters or through agents designated from time to time, as set forth in the accompanying Prospectus Supplement. The net proceeds to the Company will be, in the case of a dealer, the sales price to such dealer, in the case of an underwriter, the public offering price less the applicable underwriting discount or commission, and, in the case of an agent, the public offering price less the applicable agency commission, in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

    This Prospectus and the accompanying Prospectus Supplement may be used by Bear, Stearns & Co. Inc. in connection with offers and sales of Debt Securities and Warrants in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Bear, Stearns & Co. Inc. may act as a principal or agent in such transactions.
                            ------------------------

                            BEAR, STEARNS & CO. INC.

                                August 26, 1998

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF CERTAIN SECURITIES HEREUNDER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THOSE SECURITIES, INCLUDING OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "PLAN OF DISTRIBUTION."
                            ------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at the Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-8989), are incorporated herein by reference: (i) the Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended June 30, 1997 (the "1997 Form 10-K"), (ii) the Quarterly Report on Form 10-Q for the quarters ended September 26, 1997, December 31, 1997 and March 27, 1998 and (iii) the Current Reports on Form 8-K, dated July 29, 1997, August 13, 1997, October 14, 1997, October 28, 1997, January 14, 1998, January 15, 1998, January 21, 1998, January 30, 1998,
April 1, 1998, April 6, 1998, April 15, 1998, June 10, 1998, June 19, 1998 and
July 21, 1998. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Corporate Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167; telephone number (212) 272-2000.

                            ------------------------

                                  THE COMPANY

    The Company is a holding company that, through its principal subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns") and Bear, Stearns Securities Corp. ("BSSC"), is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. The business of the Company includes: market-making and trading in corporate, United States Government, government-agency, mortgage-related, asset-backed and municipal securities; trading in options, futures, foreign currencies, interest-rate swaps and other derivative products; securities and commodities arbitrage; securities, options and commodities brokerage; underwriting and distributing securities; providing securities clearance services; financing customer activities; securities lending; arranging for the private placement of securities; assisting in mergers, acquisitions, restructurings and leveraged transactions; providing other financial advisory services; making principal investments in leveraged acquisitions; acting as specialist on the floor of the New York Stock Exchange ("NYSE"); providing fiduciary and other services, such as real estate brokerage, investment management and investment advisory; and securities research.

    The Company's business is conducted from its principal offices in New York City; from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; from representative offices in Beijing, Geneva, Hong Kong, Lugano and Shanghai; through international subsidiaries in Buenos Aires, Dublin, Hong Kong, London, Paris, Sao Paulo, Singapore and Tokyo; and through joint ventures with other firms in Belgium, Madrid, Paris and the Philippines. The Company's foreign offices provide services and engage in investment activities involving foreign clients and international transactions. The Company provides trust-company services through its subsidiary, Custodial Trust Company, located in Princeton, New Jersey.

    Bear Stearns and BSSC are broker-dealers registered with the Commission. They also are members of the NYSE, all other principal United States securities and commodities exchanges, the National Association of Securities Dealers, Inc. (the "NASD") and the National Futures Association. Bear Stearns is a "primary dealer" in United States government securities, as designated by the Federal Reserve Bank of New York.

    The Company is incorporated in Delaware. The principal executive office of the Company is located at 245 Park Avenue, New York, New York 10167; its telephone number is (212) 272-2000.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include additions to working capital, the repayment of short-term indebtedness and investments in, or extensions of credit to, subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges was 1.3, 1.4, 1.4, 1.2 and 1.6 for the fiscal years ended June 30, 1998, 1997, 1996, 1995 and 1994, respectively. These ratios were calculated by dividing the sum of fixed charges into the sum of earnings before taxes and fixed charges. Fixed charges for these purposes consist of all interest expense and certain other immaterial expenses.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    THE FOLLOWING DESCRIPTION SETS FORTH CERTAIN GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES TO WHICH ANY PROSPECTUS SUPPLEMENT MAY RELATE. THE PARTICULAR TERMS OF THE DEBT SECURITIES OFFERED BY ANY PROSPECTUS SUPPLEMENT AND THE EXTENT, IF ANY, TO WHICH SUCH GENERAL TERMS AND PROVISIONS WILL NOT APPLY TO THE DEBT SECURITIES SO OFFERED WILL BE DESCRIBED IN THE PROSPECTUS SUPPLEMENT RELATING TO THOSE DEBT SECURITIES.

    The Debt Securities will be issued under an Indenture, dated as of May 31, 1991, as amended (the "Indenture"), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank and successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Registration Statement"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms.

    The Indenture does not limit the principal amount of Debt Securities that may be issued thereunder, and provides that Debt Securities may be issued thereunder in one or more series up to the aggregate principal amount that may be authorized from time to time by the Company. The Company from time to time may, without the consent of the Holders of outstanding Debt Securities, provide for the issuance of other debt securities under the Indenture in addition to the Debt Securities authorized on the date of this Prospectus. The Indenture provides the Company with the ability, in addition to the ability to issue Debt Securities with terms different than those of Debt Securities previously issued, to "reopen" a previous issue of a series of Debt Securities and issue additional Debt Securities of such series. Debt Securities in an aggregate principal amount of up to $7,315,045,162 may be offered pursuant to this Prospectus. As of the date of this Prospectus, $16,326,129,575 aggregate principal amount of Debt Securities have been issued under the Indenture and are outstanding.

    Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of those Debt Securities, including, where applicable, the title of the Debt Securities and the series of which those Debt Securities are a part; the aggregate principal amount of, or any limit on the aggregate principal amount of, those Debt Securities; the date or dates on which those Debt Securities will mature; the rate or rates per annum (which may be fixed or variable) at which those Debt Securities will bear interest, if any; the date or dates on which such interest, if any, will be payable and the record date or dates relating thereto; the provisions, if any, for redemption of those Debt Securities and the redemption price thereof; the sinking fund requirements, if any, with respect to those Debt Securities; whether those Debt Securities provide for payment in United States dollars, a foreign currency or a composite currency; the terms, if any, on which such Debt Securities may be converted into or exchanged for stock or other securities of the Company or other entities, including the period during which such Debt Securities may be so converted or exchanged and any specific provisions for adjustment of such terms; the form (registered or bearer or both) in which those Debt Securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the Debt Securities in either form; whether those Debt Securities will be issued in book-entry form (a "Global Security") or in certificated form; whether and under what circumstances the Company will pay additional amounts ("Additional Amounts") relating to specified taxes, assessments or other governmental charges in respect of those Debt Securities and whether the Company has the option to redeem those Debt Securities rather than pay such Additional Amounts, and the terms of any such redemption; if the amount of payments of principal of (and premium, if any) or interest, if any, on, and Additional Amounts in respect of those Debt Securities may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the Debt Securities are stated to be payable, the manner in which those amounts will be determined; the provisions, if any, for the defeasance of those Debt Securities; and any other terms of those Debt Securities not inconsistent with the provisions of the Indenture.

    From time to time Debt Securities may be issued that provide for determination of the amount of payments of principal (and premium, if any), or interest, if any, by reference to an index, exchange rate, formula, currency, commodity, individual security, basket of securities or other method. Holders of such Debt Securities may receive a payment of principal (and premium, if any) or interest, if any, that is greater or less than the amount of principal (and premium, if any) or interest, if any, that otherwise would be payable on the dates of payment thereof but for such reference, depending on the value on such dates of the applicable index, exchange rate, formula, currency, commodity, individual security, basket of securities or other method. Information as to the methods for determining the amount of principal (and premium, if any), and interest, if any, payable on any date, the index, exchange rate, formula, currency, commodity, individual security, basket of securities or other method to which the amount payable on such date is linked and certain additional tax considerations (if material) will be set forth in the applicable Prospectus Supplement.

    Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities will be issued only in registered form without coupons ("Registered Securities") in denominations of $1,000 and integral multiples thereof, and in bearer form with or without coupons ("Bearer Securities") in the denomination of $5,000. If Bearer Securities of a series are issued, the federal income tax consequences and other special considerations applicable to those Bearer Securities will be described in the Prospectus Supplement relating to that series.

    Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the corporate trust office or agency of the Trustee in the City and State of New York, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or other governmental charge that may be imposed in connection therewith. Bearer Securities will be transferable by delivery. Provisions with respect to the exchange of Bearer Securities of any series will be described in the Prospectus Supplement relating thereto.

    If the principal of (and premium, if any) or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to those Debt Securities and such currency will be described in the Prospectus Supplement relating to that series.

    One or more series of Debt Securities may be sold at a substantial discount below its or their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rate. One or more series of Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

    The Debt Securities will be unsecured and will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company. The Company extends credit to its subsidiaries from time to time. Extensions of credit to subsidiaries may be subordinated to the claims of unaffiliated creditors of those subsidiaries. In addition, since the Company is a holding company, the right of the Company and hence the right of creditors of the Company (including the Holders of the Debt Securities) to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization, or otherwise, is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. Furthermore, dividends, loans and advances to the Company from certain of its subsidiaries, including Bear Stearns and BSSC, are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and by covenants governing certain indebtedness of those subsidiaries.

    Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on Debt Securities will be payable (in the case of Registered Securities) at the corporate trust office or agency of the Trustee in the City and State of New York or (in the case of Bearer Securities) at the office of the Trustee located outside the United States maintained for such purpose;

provided, however, that payment of interest other than interest payable at maturity (or on the date of redemption, if any, if the Debt Securities are redeemable by the Company prior to maturity, or on the date of repayment, if the Debt Securities are repayable at the option of the Holder thereof prior to maturity) on Registered Securities may be made at the option of the Company by check mailed to the address of the person entitled thereto or, at the option of a Holder of at least $10,000,000 in principal amount of Registered Securities, by wire transfer to an account designated by such Holder in writing at least 16 days prior to the date on which such payment is due. Unless otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account maintained by the Holder thereof in the United States or will otherwise be made inside the United States.

NOTICES

    Unless otherwise provided in the applicable Prospectus Supplement, any notice required to be given to a Holder of a Debt Security of any series that is a Registered Security will be mailed to the last address of such Holder set forth in the applicable Security Register. Any notice required to be given to a Holder of a Debt Security that is a Bearer Security will be published in a daily newspaper of general circulation in the city or cities specified in the Prospectus Supplement relating to such Bearer Security.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of the successor.

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary will credit on its book-entry system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of institutions that have accounts with the Depositary ("participants"). The accounts to be credited shall be designated by the underwriters of the Debt Securities, or if the Debt Securities are offered and sold directly by the Company or through agents, by the Company or those agents. Ownership of beneficial interest in a Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary's participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of a Global Security, the Depositary or nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by Global Securities registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

    Subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below, payments of principal of (and premium, if any) and any interest on the individual Debt Securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of them may act or refrain from acting without liability on any information provided by the Depositary. The Company expects that the Depositary, upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium or interest in respect thereof will be subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below.

    If interest is paid on a bearer Global Security, or if no interest has been paid but the bearer Global Security remains outstanding beyond a reasonable period of time after the restricted period (as defined in applicable U.S. Treasury regulations) has ended, the Depositary must provide the Company with a certificate to the effect that the owners of the beneficial interests in the Global Security are non-U.S. persons or U.S. persons that are permitted to hold bearer securities under applicable U.S. Treasury regulations. In general, U.S. persons that are permitted to hold bearer securities are U.S. persons who acquire the securities through the foreign branch of certain U.S. financial institutions and certain U.S. financial institutions that hold the securities for resale to non-U.S. persons or who hold the securities on their own account through a foreign branch. The certificate must be provided within a reasonable period of time after the end of the restricted period, but in no event later than the date when interest is paid. The certificate must be based on statements provided to the Depositary by the owners of the beneficial interests.

    If the Depositary is at any time unwilling or unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days, then the Company will issue Debt Securities in certificated form in exchange for all outstanding Global Securities. In addition, the Company (but not a Holder) may at any time determine not to have Debt Securities represented by a Global Security and, in that event, will issue Debt Securities in definitive form in exchange for all Global Securities. In any such instance, an owner of a beneficial interest in the Global Securities to be exchanged will be entitled to delivery in definitive form of Debt Securities equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of the series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of that series are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by the Company if the Debt Securities of that series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of that series are issuable in either form. See, however, "Limitations on Issuance of Bearer Securities and Bearer Warrants" below for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a Global Security.

LIMITATION ON LIENS

    The Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, issue, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money secured by a pledge of, lien on or security interest in any shares of Voting Stock of any Restricted Subsidiary without effectively providing that the securities issued under the Indenture, including the Debt Securities, will be secured equally and ratably with such secured indebtedness. The term "Restricted Subsidiary" as defined in the Indenture means Bear Stearns, Custodial Trust Company, BSSC and any other subsidiary of the Company owning, directly or indirectly, any of the common stock of, or succeeding to a significant portion of the business, property or assets of, a Restricted Subsidiary, or with which a Restricted Subsidiary is merged or consolidated.

MERGER AND CONSOLIDATION

    The Indenture provides that the Company may consolidate or merge with or into any other corporation, and the Company may sell, lease or convey all or substantially all of its assets to any corporation, organized and existing under the laws of the United States of America or any state thereof, provided that (a) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or that shall have received such assets shall expressly assume payment of the principal of, and premium, if any, and interest on, (and any Additional Amounts payable in respect of) the Debt Securities and the performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company, and (b) the Company or such successor corporation shall not immediately thereafter be in default under the Indenture.

    Unless otherwise provided in the applicable Prospectus Supplement, the Indenture does not restrict (i) a consolidation, merger, sale of assets or other similar transaction that may adversely affect the creditworthiness of the Company or a successor or combined entity, (ii) a change in control of the Company or (iii) a highly leveraged transaction involving the Company, whether or not involving a change in control, and the Indenture therefore will not protect holders of the Debt Securities from the substantial impact that any of the foregoing transactions may have on the value of the Debt Securities.

MODIFICATION AND WAIVER

    Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the outstanding Debt Securities of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby (a) change the Stated Maturity or the date of any installment of principal of, or interest on, any Debt Security or change the Redemption Price or the Optional Redemption Price thereof; (b) reduce the principal amount of, or the rate of interest on, or the amount of any Additional Amount payable in respect of, any Debt Security or reduce the amount of principal that could be declared due and payable prior to the Stated Maturity of that Debt Security, or change the obligation of the Company to pay any Additional Amounts (except as contemplated or permitted under the Indenture), or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the maturity of that Debt Security pursuant to the Indenture; (c) change the place or currency of any payment of principal, premium, if any, or interest on any Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (e) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose Holders is required to modify or amend the Indenture; or (f) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive any past default to less than a majority. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of outstanding Debt Securities of any series may, with respect to that series, waive past defaults under the Indenture and waive compliance by the Company with certain provisions of the Indenture.

EVENTS OF DEFAULT

    Under the Indenture, the following will be Events of Default with respect to any series of Debt Securities: (a) default in the payment of interest on, or any Additional Amounts payable in respect of, any Debt Securities of that series when due, which default has continued for 30 days; (b) default in the payment of the principal of, and premium, if any, on, any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance of any other covenant of the Company contained in the Indenture or in the Debt Securities of that series, which default has continued for 60 days after written notice as provided in the Indenture; (e) default for 10 days after notice as provided in the Indenture, in respect of any other indebtedness for borrowed money of the Company or any Restricted Subsidiary in excess of $10,000,000 that has been declared due and payable prior to maturity; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default with respect to Debt Securities of that series. Within 90 days after the occurrence of any default, the Trustee shall notify all holders of Debt Securities of such default, unless such default shall have been cured or waived; PROVIDED, HOWEVER, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest on, or any additional amounts with respect to, any Debt Security or in the payment of any sinking fund installment with respect to any Debt Security, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the holders of the Debt Securities; and PROVIDED FURTHER, that in the case of any default of the character specified in clause (d) above, no such notice shall be given until at least 30 days after the occurrence thereof. The Trustee or the Holders of 25% in principal amount (or any lesser amount that may be provided for in the Debt Securities of that series) of the outstanding Debt Securities of that series may declare the principal amount of all outstanding Debt Securities of that series due and payable immediately if an Event of Default with respect to the Debt Securities of that series shall occur and be continuing at the time of declaration. At any time after a declaration of acceleration has been made with respect to the Debt Securities of any series, but before a judgment or decree for payment of money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due solely as a result of acceleration) have been made and all Events of Default have been remedied or waived. Any Event of Default with respect to Debt Securities of any series may be waived by the Holders of a majority in principal amount of all outstanding Debt Securities of that series, except in a case of failure to pay the principal of, and premium, if any, or interest on, or any Additional Amounts payable in respect of, any Debt Security of that series for which payment had not been subsequently made or in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of that series.

    The Holders of a majority in principal amount of the outstanding Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series, provided that this direction shall not be in conflict with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of those Holders, the Trustee shall be entitled to receive from those Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

    The Company will be required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Indenture.

DEFEASANCE

    If so established by the Company under the terms of the Indenture with respect to Debt Securities of any series that are Registered Securities denominated and payable only in United States dollars (except as otherwise provided under the Indenture), the Company, at its option, (a) will be discharged from any and all obligations in respect of the Debt Securities of that series under the Indenture (except for certain obligations to register the transfer or exchange of Debt Securities of that series, replace stolen, lost or mutilated Debt Securities of that series, maintain paying agents and hold moneys for payment in trust) on the 91st day after the applicable conditions described in this paragraph have been satisfied or (b) will not be subject to provisions of the Indenture described above under "Limitation on Liens" and "Merger and Consolidation" with respect to the Debt Securities of that series, in each case if the Company deposits with the Trustee, in trust, money or U.S. Government Obligations that, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and premium, if any, and any interest on, the Debt Securities of that series on the dates such payments are due in accordance with the terms of those Debt Securities. To exercise either option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the Holders of the Debt Securities of the series being defeased to recognize income, gain or loss for United States Federal income tax purposes and (ii) if the Debt Securities of that series are then listed on the NYSE, the exercise of the option would not result in delisting. Defeasance provisions, if any, with respect to any series of Debt Securities may be specified by the Company under the terms of the Indenture.

                            DESCRIPTION OF WARRANTS

    THE FOLLOWING DESCRIPTION SETS FORTH CERTAIN GENERAL TERMS AND PROVISIONS OF THE WARRANTS TO WHICH ANY PROSPECTUS SUPPLEMENT MAY RELATE. THE PARTICULAR TERMS OF THE WARRANTS OFFERED BY ANY PROSPECTUS SUPPLEMENT AND THE EXTENT, IF ANY, TO WHICH SUCH GENERAL TERMS AND PROVISIONS WILL NOT APPLY TO THE WARRANTS SO OFFERED WILL BE DESCRIBED IN THE PROSPECTUS SUPPLEMENT RELATING TO THOSE WARRANTS.

    The Company may issue Warrants for the purchase of Debt Securities, Warrants to buy or sell debt securities of or guaranteed by the United States or other sovereign states ("Government Debt Securities"), Warrants to buy or sell currencies, currency units or units of a currency index or currency basket, Warrants to buy or sell units of a stock index or stock basket and Warrants to buy and sell a commodity or units of a commodity index or basket. Warrants may be offered independently of or together with any series of Debt Securities and may be attached to or separate from those Debt Securities. The Warrants will be settled either through physical delivery or through payment of a cash settlement value as set forth herein and in any applicable Prospectus Supplement. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or a trust company, as warrant agent (the "Warrant Agent"), all as described in the Prospectus Supplement relating to that series of Warrants. The Warrant Agent will act solely as the agent of the Company under the applicable Warrant Agreement and in connection with the certificates for the Warrants (the "Warrant Certificates"), if any, of that series, and will not assume any obligation or relationship of agency or trust for or with any holders of those Warrant Certificates or beneficial owners of those Warrants. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

    Reference is hereby made to the Prospectus Supplement relating to the particular series of Warrants, if any, offered thereby for the terms of those Warrants, including, where applicable: (1) whether the Warrant is for Debt Securities, Government Debt Securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or any other index or reference as therein described; (2) the offering price; (3) the currency, currency unit, currency index or currency basket based on or relating to currencies for which those Warrants may be purchased; (4) the date on which the right to exercise those Warrants will commence and the date (the "Expiration Date") on which that right will expire;
(5) whether those Warrants are to be issuable in registered form ("Registered Warrants") or bearer form ("Bearer Warrants"); (6) whether those Warrants are extendible and the period or periods of such extendibility; (7) the terms upon which Bearer Warrants, if any, of any series may be exchanged for Registered Warrants of that series; (8) whether those Warrants will be issued in book-entry form (a "Global Warrant Certificate") or in certificated form; (9) United States federal income tax consequences applicable to those Warrants; and (10) any other terms of those Warrants not inconsistent with the applicable Warrant Agreement.

    If the offered Warrants are to purchase Debt Securities, the Prospectus Supplement will also describe (1) the designation, aggregate principal amount, currency, currency unit or currency basket and other terms of the Debt Securities purchasable upon exercise of those Warrants; (2) the designation and terms of the Debt Securities with which those Warrants are issued and the number of those Warrants issued with each such Debt Security; (3) the date or dates on and after which those Warrants and the related Debt Securities will be separately transferable; and (4) the principal amount of Debt Securities purchasable upon exercise of one offered Warrant and the price at which and currency, currency unit or currency basket in which such principal amount of Debt Securities may be purchased upon such exercise. Prior to exercising their Warrants, holders of those Warrants will not have any of the rights of Holders of the Debt Securities of the series purchasable upon such exercise, including the right to receive payments of principal of, or premium, if any, or interest, if any, on, those Debt Securities, or to enforce any of the covenants in the Indenture.

    If the offered Warrants are to buy or sell Government Debt Securities or a currency, currency unit, currency index or currency basket, the Prospectus Supplement will describe the amount and designation of the Government Debt Securities or currency, currency unit, currency index or currency basket, as the case may be, subject to each Warrant, whether those Warrants provide for cash settlement or delivery of the Government Debt Securities or currency, currency unit, currency index or currency basket upon exercise.

    If the offered Warrants are Warrants on a stock index or a stock basket, those Warrants will provide for payment of an amount in cash determined by reference to increases or decreases in such stock index or stock basket, and the Prospectus Supplement will describe the terms of those Warrants, the stock index or stock basket covered by those Warrants and the market to which the stock index or stock basket relates.

    If the offered Warrants are Warrants on a commodity or commodity index, those Warrants will provide for cash settlement or delivery of the particular commodity or commodity index. The Prospectus Supplement will describe the terms of those Warrants, the commodity or commodity index covered by those Warrants and the market, if any, to which the commodity or commodity index relates.

    Registered Warrants of any series will be exchangeable for Registered Warrants of the same series representing in the aggregate the number of Warrants surrendered for exchange. Warrant Certificates, to the extent exchangeable, may be presented for exchange, and Registered Warrants may be presented for transfer, at the corporate trust office of the Warrant Agent for that series of Warrants (or any other office indicated in the Prospectus Supplement relating to that series of Warrants). Warrants to buy or sell Government Debt Securities or a currency, currency unit, currency index or currency basket, and Warrants on stock indices or stock baskets or on commodities or commodity indices, may be issued in the form of a single Global Warrant Certificate, registered in the name of the nominee of the depository of the Warrants, or may initially be issued in the form of definitive certificates that may be exchanged, on a fixed date, or on a date or dates selected by the Company, for interests in a Global Warrant Certificate, as set forth in the applicable Prospectus Supplement. Bearer Warrants will be transferable by delivery. The Prospectus Supplement will describe the terms of exchange applicable to any Bearer Warrants.

EXERCISE OF WARRANTS

    Each Warrant will entitle the Holder to purchase such principal amount of the Debt Securities or buy or sell such amount of Government Debt Securities or of a currency, currency unit, currency index or currency basket, commodity or commodities at the exercise price, or receive a settlement value in respect of such amount of Government Debt Securities or of a currency, currency unit, currency index or currency basket, stock index or stock basket, commodity or commodity index, as shall in each case be set forth in or calculable from, the Prospectus Supplement relating to that series of Warrants or as otherwise set forth in the Prospectus Supplement. Warrants may be exercised at the corporate trust office of the Warrant Agent (or any other office indicated in the Prospectus Supplement relating to those Warrants) at any time up to 5:00 p.m. New York time on the date set forth in the Prospectus Supplement relating to those Warrants or as may be otherwise set forth in the Prospectus Supplement. After such time on that date (or such later date to which such date may be extended by the Company), unexercised Warrants will become void.

    Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Warrants may be exercised by delivery to the Warrant Agent of the Warrant Certificate evidencing such Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities, or (except in the case of Warrants providing for cash settlement) payment for or delivery of the Government Debt Securities or currency, currency unit, currency basket, stock index, stock basket, commodity or commodity index, as the case may be, purchased or sold upon such exercise. Only Registered Securities will be issued and delivered upon exercise of Registered Warrants. Warrants will be deemed to have been exercised upon receipt of such Warrant Certificate and any payment, if applicable, at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement and the Company will, as soon as practicable thereafter, issue and deliver the Debt Securities purchasable upon such exercise, or buy or sell such Government Debt Securities or currency, currency unit, currency basket, commodity or commodities or pay the settlement value in respect of the Warrants. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of the Warrants. Special provisions relating to the exercise of any Bearer Warrants or automatic exercise of Warrants will be described in the related Prospectus Supplement.

        LIMITATIONS ON ISSUANCE OF BEARER SECURITIES AND BEARER WARRANTS

    In compliance with United States federal income tax laws and regulations, the Company and any underwriter, agent or dealer participating in the offering of any Bearer Security will agree that, in connection with the original issuance of such Bearer Security or during the restricted period (as defined in applicable U.S. Treasury regulations) of such Bearer Security, they will not offer, sell or deliver such Bearer Security, directly or indirectly, to a U.S. Person or to any person within the United States, except to the extent permitted under U.S. Treasury regulations.

    Each Bearer Security, including Bearer Global Securities that will not be exchanged for definitive individual Securities prior to the stated maturity, will bear on the face of the Security and on any interest coupons that may be detachable therefrom a legend to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange, redemption or other disposition of those Bearer Securities. The legend described above will also be evidenced on any book-entry system maintained with respect to the Bearer Securities.

    As used herein, "United States" means the United States of America and its possessions, and "U.S. Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security. Following the availability of a definitive Global Security in bearer form, or individual Bearer Securities, and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in such definitive Global Security or for such individual Bearer Securities, respectively, only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership" unless such a certificate has already been provided by the Depositary because interest has been paid on the Global Security or because a reasonable period of time after the end of the restricted period has passed.

    Limitations on the offer, sale, delivery and exercise of Bearer Warrants (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered upon exercise of a Bearer Warrant) will be described in the Prospectus Supplement relating to those Bearer Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities in any of three ways: (i) to underwriters (including Bear Stearns) or dealers, who may act directly or through a syndicate represented by one or more managing underwriters (including Bear Stearns); (ii) through broker-dealers (including Bear Stearns) designated by the Company to act on its behalf as agents; or (iii) directly to one or more purchasers. Each Prospectus Supplement will set forth the manner and terms of the offering of the Securities covered thereby, including (i) whether that offering is being made to underwriters or through agents; (ii) any underwriting discounts, dealer concessions, agency commissions and any other items that may be deemed to constitute underwriters', dealers' or agents' compensation, and
(iii) the purchase price or initial public offering price of the Securities and the anticipated proceeds to the Company from the sale of the Securities.

    When Securities are to be sold to underwriters, unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent but the underwriters will be obligated to purchase all of the Securities if any are purchased. The Securities will be acquired by the underwriters for their own account and may be resold by the underwriters, either directly to the public or to securities dealers, from time to time in one or more transactions, including negotiated transactions, either at fixed public offering price or at varying prices determined at the time of sale. The initial public offering price, if any, and any concessions allowed or reallowed to dealers, may be changed from time to time.

    To the extent that any Securities underwritten by Bear Stearns are not resold by Bear Stearns for an amount at least equal to the public offering price thereof, the proceeds from the offering of those Securities will be reduced. Bear Stearns intends to resell any of those Securities from time to time following termination of the offering at varying prices related to prevailing market prices at the time of sale, subject to applicable prospectus delivery requirements.

    Unless otherwise indicated in the applicable Prospectus Supplement, when Securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the Securities for the Company's account and will receive commissions from the Company as set forth in the applicable Prospectus Supplement.

    Securities purchased in accordance with a redemption or repayment pursuant to their terms may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed by them.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the Prospectus Supplement. These contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement and the Prospectus Supplement will set forth the commissions payable for solicitation of these contracts.

    Underwriters and agents participating in any distribution of Securities may be deemed "underwriters" within the meaning of the Securities Act and any discounts or commissions they receive in connection therewith may be deemed to be underwriting compensation for the purposes of the Securities Act. Those underwriters and agents may be entitled, under their agreements with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with or perform services for the Company or its affiliates in the ordinary course of business.

    Following the initial distribution of any series of Securities, Bear Stearns may offer and sell previously issued Securities of that series from time to time in the course of its business as a broker-dealer. Bear Stearns may act as principal or agent in those transactions. This Prospectus and the Prospectus Supplement applicable to those Securities will be used by Bear Stearns in connection with those transactions. Sales will be made at prices related to prevailing prices at the time of sale.

    In order to facilitate the offering of certain Securities hereunder, certain persons participating in the offering of those Securities may engage in transactions that stabilize, maintain or otherwise affect the price of those Securities during and after the offering of those Securities. Specifically, if so set forth in the applicable Prospectus Supplement, the underwriters of those Securities may over-allot or otherwise create a short position in those Securities for their own account by selling more of those Securities than have been sold to them by the Company and may elect to cover any such short position by purchasing those Securities in the open market. In addition, the underwriters may stabilize or maintain the price of those Securities by bidding for or purchasing those Securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of Securities to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

    Because Bear Stearns is a wholly owned subsidiary of the Company, each distribution of Securities will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                              ERISA CONSIDERATIONS

    Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are hereinafter collectively referred to as "Plans."

    Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (E.G., investment manager, trustee or custodian), any person providing services (E.G., a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

    Each of the Company, Bear Stearns and BSSC is considered a "party in interest" or "disqualified person" with respect to many Plans, including IRAs established with any of them. The purchase and/or holding of Securities by a Plan with respect to which the Company, Bear Stearns and/or BSSC is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such Securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption.

    Applicable exemptions may include the exemption for services under Section 408(b)(2) of ERISA and certain prohibited transaction class exemptions ("PTCEs") (E.G., PTCE 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 90-1 relating to insurance company pooled separate accounts, PTCE 91-38 relating to bank collective trust funds, PTCE

95-60 relating to insurance company general accounts and PTCEs 75-1 and 86-128 relating to securities transactions involving employee benefit plans and broker-dealers).

    A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to a penalty under ERISA. Code Section 4975 generally imposes an excise tax on Disqualified Persons who engage, directly or indirectly, in similar types of non-exempt transactions with the assets of Plans subject to such Section.

    In accordance with ERISA's general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of Securities on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, the Company, Bear Stearns and/or BSSC should consult with counsel prior to making any such acquisition.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's 1997 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

    The validity of the Debt Securities and the Warrants will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.

                   PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY

                         THE BEAR STEARNS COMPANIESINC.
                                245 Park Avenue
                            New York, New York 10167
                                     U.S.A.

                 TRUSTEE, REGISTRAR AND PRINCIPAL PAYING AGENT

                            THE CHASE MANHATTAN BANK
                              450 West 33rd Street
                            New York, New York 10001
                                     U.S.A.

                        PAYING AGENT AND TRANSFER AGENT

                            THE CHASE MANHATTAN BANK
                                 Trinity Towers
                              9 Thomas More Street
                                 London E1 9YT
                                    England

                                 LEGAL ADVISERS

     To the Underwriters as to U.S. Law                To the Company as to U.S. Law
     KRAMER LEVIN NAFTALIS & FRANKEL LLP               CADWALADER, WICKERSHAM & TAFT
              919 Third Avenue                                100 Maiden Lane
          New York, New York 10022                       New York, New York 10038
                   U.S.A.                                         U.S.A.

    To the Underwriters as to English Law            To the Company as to English Law
           WEIL, GOTSHAL & MANGES                      CADWALADER, WICKERSHAM & TAFT
               One South Place                      55 Gracechurch Street, First Floor
               London EC2M 2WG                                London EC3V 0EE
                   England                                        England

                            AUDITORS OF THE COMPANY

                              DELOITTE& TOUCHE LLP
                            2 World Financial Center
                            New York, New York 10281
                                     U.S.A.

                                 LISTING AGENT

                      BEAR, STEARNS INTERNATIONAL LIMITED
                               One Canada Square
                                 London E14 5AD
                                    England

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information. This prospectus supplement and the accompanying prospectus is not an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus supplement is current as of July 22, 1999 and the information in the accompanying prospectus is current as of August 26, 1998.
                            -----------------------
                               TABLE OF CONTENTS
                            -----------------------

                                                    PAGE
                                                  ---------
                   PROSPECTUS SUPPLEMENT
Forward-Looking Statements......................        S-3
Certain Definitions.............................        S-3
Where You Can Find More Information.............        S-4
Summary of the Offering.........................        S-5
Ratio of Earnings to Fixed Charges..............        S-8
The Bear Stearns Companies Inc..................        S-8
Use of Proceeds.................................       S-10
Capitalization..................................       S-11
Selected Consolidated Financial Data............       S-12
Description of the Notes........................       S-13
Description of the Company......................       S-23
Certain U.S. Federal Income Tax
  Considerations................................       S-36
Underwriting....................................       S-40
Legal Matters...................................       S-43
Experts.........................................       S-43
General Information.............................       S-43

                        PROSPECTUS
Available Information...........................          2
Incorporation of Certain Documents by
  Reference.....................................          3
The Company.....................................          4
Use of Proceeds.................................          4
Ratio of Earnings to Fixed Charges..............          4
Description of Debt Securities..................          5
Description of Warrants.........................         12
Limitations on Issuance of Bearer Securities and
  Bearer Warrants...............................         14
Plan of Distribution............................         15
ERISA Considerations............................         16
Experts.........................................         17
Validity of the Securities......................         17

                              U.S. $1,350,000,000

                                THE BEAR STEARNS
                                 COMPANIES INC.
                               U.S. $500,000,000
                          6.45% GLOBAL NOTES DUE 2002
                               U.S. $600,000,000
                      FLOATING RATE GLOBAL NOTES DUE 2001
                               U.S. $250,000,000
                      FLOATING RATE GLOBAL NOTES DUE 2002

                          ----------------------------
                             PROSPECTUS SUPPLEMENT
                          ----------------------------

                   THE UNDERWRITERS FOR THE FIXED RATE NOTES

                            BEAR, STEARNS & CO. INC.

                         BANC OF AMERICA SECURITIES LLC

                         BANC ONE CAPITAL MARKETS, INC.

                             CHASE SECURITIES INC.

                                LEHMAN BROTHERS

                              SALOMON SMITH BARNEY

                            WARBURG DILLON READ LLC

                                ----------------

             THE UNDERWRITERS FOR THE FLOATING RATE NOTES DUE 2001

                            BEAR, STEARNS & CO. INC.

                                    ABN AMRO
                           DRESDNER KLEINWORT BENSON
                                  FORTIS BANK
                               ING BARINGS / BBL
                      WESTDEUTSCHE LANDESBANK GIROZENTRALE
                                ----------------

              THE UNDERWRITER FOR THE FLOATING RATE NOTES DUE 2002

                            BEAR, STEARNS & CO. INC.

                                 JULY 22, 1999

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